UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
THE LAMSON & SESSIONS CO.
(Name of Registrant as Specified in Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Shares, without par value

(2)	Aggregate number of securities to which transaction applies:

15,849,285 outstanding Common Shares (includes restricted shares) and options to purchase 1,053,483 Common Shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$27 per outstanding Common Share plus $20,472,776 in the aggregate to cash out options to purchase Common Shares

(4)	Proposed maximum aggregate value of transaction: $448,403,471

(5)	Total fee paid: $13,767
☑	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

25701 Science Park Drive
Cleveland, Ohio 44122
(216) 464-3400

September 19, 2007

Dear Fellow Shareholder:

You are cordially invited to attend a special meeting of shareholders of The Lamson & Sessions Co., which is referred to as Lamson, to be held on October 24, 2007, at 9:00 a.m. (Eastern Time), at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

At the special meeting, we will ask you to adopt the merger agreement among Lamson, Thomas & Betts Corporation and T&B Acquisition II Corp., a wholly owned subsidiary of Thomas & Betts. If the merger is completed, each of your Lamson common shares will be converted into the right to receive $27 in cash, without interest. In addition, the Lamson Board of Directors, which is referred to as the Board, has declared a one-time, cash dividend of $0.30 per share, conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger. Upon completion of the merger, Lamson common shares, which are listed on the New York Stock Exchange, or NYSE, under the symbol “LMS,” will have their listing terminated.

The proxy statement accompanying this letter is furnished in connection with the solicitation by the Board of proxies to be used at the special meeting of shareholders of Lamson.

The Board has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board has determined that the merger is advisable to and in the best interests of Lamson shareholders. Accordingly, the Board has unanimously approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement.

The Board also unanimously recommends that you vote FOR any proposal, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies or to adjourn or postpone the special meeting of shareholders. Approval of any other proposal properly brought before the special meeting is not a condition to the merger.

Your vote is very important. The merger cannot be completed unless holders of at least two-thirds of Lamson common shares outstanding and entitled to vote at the special meeting vote to adopt the merger agreement.

Only holders of record of Lamson common shares at the close of business on September 24, 2007, will be entitled to vote at the special meeting. Please complete, sign, date and return your proxy. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

This proxy statement explains the proposed merger and the merger agreement and provides specific information concerning the special meeting. Please read the entire proxy statement carefully.

Sincerely,
Michael J. Merriman, Jr.
President and Chief Executive Officer

This proxy statement is dated September 19, 2007, and is first being mailed to Lamson shareholders on or about September 19, 2007.

25701 Science Park Drive
Cleveland, Ohio 44122

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 24, 2007

To Shareholders of
THE LAMSON & SESSIONS CO.

A special meeting of shareholders of The Lamson & Sessions Co., which is referred to as Lamson, will be held at 9:00 a.m. (Eastern Time), on October 24, 2007, at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122, unless adjourned or postponed to a later date. The special meeting will be held for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2007, by and among Thomas & Betts Corporation, T&B Acquisition II Corp. and Lamson. As a result of the merger, Lamson will become a wholly owned subsidiary of Thomas & Betts and each outstanding Lamson common share will be converted into the right to receive $27 in cash, without interest. In addition, the Lamson Board of Directors, which is referred to as the Board, has declared a one-time, cash dividend of $0.30 per share, conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger.

2. To approve adjournments or postponements of the special meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only holders of record of Lamson common shares at the close of business on September 24, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Each common share is entitled to vote on all matters that properly come before the special meeting and is entitled to one vote on each matter properly brought before the special meeting.

The Board unanimously recommends that Lamson shareholders vote FOR the adoption of the merger agreement. Lamson cannot complete the merger unless the merger agreement is adopted by Lamson shareholders. Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of Lamson common shares outstanding and entitled to vote at the special meeting.

The Board also unanimously recommends that Lamson shareholders vote FOR any proposal, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit the further solicitation of parties, to adjourn or postpone the special meeting if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The attached proxy statement describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved.

Please give this information your careful attention. Under Ohio law, if you do not vote in favor of the adoption of the merger agreement you will have the right to seek appraisal of the fair value of your Lamson common shares under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law if the merger is completed, but only if you submit a written demand for an appraisal on or before the tenth day following the special meeting and you comply with the Ohio law procedures explained in this proxy statement.

Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope, or give your proxy by telephone or over the Internet by following the instructions on the proxy card. You may revoke the proxy at any time prior to its exercise at the special meeting in the manner described in this proxy statement. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Your vote at the special meeting will supersede any previously submitted proxy.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the adoption of the merger agreement.

Please do not send any share certificates at this time.

By order of the Board of Directors,
James J. Abel
Secretary

September 19, 2007

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The Merger

Q.	Why am I receiving this proxy statement?

A.	Thomas & Betts Corporation, which is referred to as Thomas & Betts, has agreed to acquire The Lamson & Sessions Co., which is referred to as Lamson, we, us or the Company, under the terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our shareholders must vote to adopt the merger agreement. We are seeking to obtain this approval at the special meeting. The approval of this proposal by our shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement — Conditions of the Merger” beginning on page 44.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our shareholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q.	What is the position of the Lamson Board of Directors regarding the merger?

A.	The Lamson Board of Directors, which is referred to as the Board, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the merger is advisable to and in the best interests of Lamson and its shareholders. The Board unanimously recommends that Lamson shareholders vote FOR the proposal to adopt the merger agreement at the special meeting. See “The Merger — Lamson’s Reasons for the Merger” beginning on page 17.

Q.	What vote of Lamson shareholders is required to adopt the merger agreement?

A.	The adoption of the merger agreement requires the approval of the holders of at least two-thirds of the outstanding common shares of Lamson. If a Lamson shareholder does not vote, it will have the same effect as a vote AGAINST the adoption of the merger agreement. We encourage you to vote in favor of the adoption of the merger agreement.

Q.	How do Lamson directors and executive officers intend to vote their Lamson common shares in respect of adoption of the merger agreement?

A.	All of our directors and executive officers have informed us that they currently intend to vote all of their Lamson common shares FOR the adoption of the merger agreement.

Q.	What will happen to my Lamson common shares after the merger?

A.	Upon completion of the merger, each issued and outstanding Lamson common share will automatically be converted into the right to receive $27 per share in cash, without interest, which is referred to as the cash consideration. In addition, the Board has declared a one time, cash dividend of $0.30 per share, conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger, which is referred to as the special cash dividend. The aggregate amount of $27.30 per share (the sum of the amounts of the cash consideration and the special cash dividend) is referred to as the merger consideration.

Q.	Should I send in my share certificates now?

A.	No. If the merger is completed, you will receive a separate letter of transmittal with instructions for the surrender of your Lamson share certificates. Please do not send in your share certificates with your proxy.

Q.	When does Lamson expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods. We currently expect to complete the merger by the end of calendar year 2007.

Q.	Who can help answer my questions about the merger?

A.	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact us at: The Lamson & Sessions Co., 25701 Science Park Drive, Cleveland, Ohio 44122, Telephone: (216) 464-3400, Attention: Corporate Secretary, or you may contact Georgeson Inc., which is referred to as Georgeson, our proxy solicitor, at:

Georgeson Inc.
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call:
(212) 440-9800
All others call Toll-Free:
(888) 605-8353

Other Special Meeting Proposals

Q.	On what other proposals am I being asked to vote at the special meeting?

A.	At the special meeting, in addition to voting on the adoption of the merger agreement, Lamson shareholders will be asked to approve adjournments or postponements of the special meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	What vote is necessary to approve an adjournment or postponement of the special meeting?

A.	A proposal to approve adjournments or postponements of the special meeting requires the affirmative vote of a majority of the common shares represented, in person or by proxy, at the special meeting.

Procedures

Q.	When and where is the special meeting?

A.	The special meeting will be held at 9:00 a.m. (Eastern Time), on October 24, 2007, at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

Q.	If I am going to attend the special meeting, should I return my proxy card(s)?

A.	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at the special meeting. You may revoke your proxy at any time prior to the vote at the special meeting by delivering to our Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. See “Summary — The Special Meeting — Voting and Proxies” on page 5.

Q.	If my Lamson shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Your broker or bank will vote your Lamson common shares for you on the adoption of the merger agreement only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your Lamson common shares. If you do not provide instructions to your bank or broker, your Lamson common shares will not be voted on the adoption of the merger agreement, which will have the effect of a vote AGAINST the adoption of the merger agreement.

Without instructions, your broker or bank generally will not have authority to vote on any proposal to adjourn or postpone the special meeting solely relating to the solicitation of proxies to adopt the merger agreement.

Q.	What if I don’t vote for some or all of the matters listed on my proxy card?

A.	If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

• FOR the proposal to adopt the merger agreement; and

• FOR any proposal to approve adjournments or postponements of the special meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q.	Where can I find more information about Lamson?

A.	You can find more information about us from various sources described in “Additional Information” on page 49.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached annexes, and the other documents to which we have referred you. See “Additional Information” on page 49. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

Information About the Merger Parties

The Lamson & Sessions Co.

Lamson, an Ohio corporation, is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. Our principal executive offices are located at 25701 Science Park Drive, Cleveland, Ohio 44122, and our telephone number is (216) 464-3400.

Thomas & Betts Corporation

Thomas & Betts, a Tennessee corporation, is a leading designer and manufacturer of electrical components used in construction, industrial, and utility markets and is also a leading producer of highly engineered steel structures, used primarily for utility transmission, and commercial heating and ventilation units. Thomas & Betts’ principal executive offices are located at 8155 T&B Boulevard, Memphis, Tennessee 38125, and its telephone number is (901) 252-8000.

T&B Acquisition II Corp.

T&B Acquisition II Corp., an Ohio corporation, is a direct wholly owned subsidiary of Thomas & Betts Corporation formed solely for the purpose of effecting the merger with Lamson. T&B Acquisition II Corp. has not conducted any unrelated activities since its organization. T&B Acquisition II Corp.’s principal executive offices are located at 8155 T&B Boulevard, Memphis, Tennessee 38125, and its telephone number is (901) 252-8000.

The Special Meeting (page 9)

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board for use at the special meeting.

Date, Time and Place.  The special meeting of our shareholders will be held October 24, 2007, at 9:00 a.m. (Eastern Time) at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

Purpose.  You will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that T&B Acquisition II Corp. will merge with and into Lamson, and Lamson will become a wholly owned subsidiary of Thomas & Betts. Each Lamson common share you own at the effective time of the merger will be converted into the right to receive $27 in cash, without interest. In addition, the Board has declared a one time, cash dividend of $0.30 per share, conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger.

You will also be asked to vote to approve adjournments or postponements of the special meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies, and to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date; Shareholders Entitled to Vote.  You are entitled to vote at the special meeting if you own Lamson common shares as of the close of business on September 24, 2007, the record date for the special meeting. As of September 17, 2007, there were 15,849,285 Lamson common shares outstanding (all of which were entitled to vote at the special meeting), of which a total of 884,864 Lamson common shares (or 5.6% of the total outstanding) were held by Lamson’s directors and executive officers. You will have one vote on each matter submitted to a vote at the special meeting for each Lamson common share that you owned as of the close of business on the record date.

Voting and Proxies.

Shareholders can vote their Lamson common shares on matters presented at the special meeting in four ways:

(a) By Proxy.  You can vote by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your Lamson common shares in the manner you indicate. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you do not indicate instructions on the card, your Lamson common shares will be voted FOR the adoption of the merger agreement and FOR a proposal to adjourn or postpone the special meeting if deemed necessary or appropriate by the proxy holder(s), to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

(b) By Telephone.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number 1-888-693-8683 using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Lamson. Then you can follow the simple instructions that will be given to you to record your vote.

(c) Over the Internet.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site http://www.cesvote.com. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

(d) In Person.  You may attend the special meeting and cast your vote in person.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Brokers or banks holding Lamson common shares in “street name” may vote your Lamson common shares on the adoption of the merger agreement only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your Lamson common shares, and you should carefully follow these instructions.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Lamson’s Corporate Secretary a signed notice of revocation or submitting a later-dated, signed proxy following the instructions provided on the proxy card. You also may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your Lamson common shares to be voted.

Special instructions for shareholders who hold all or some of their Lamson common shares under the Company 401(k) Plan.  Shareholders who hold all or some of their Lamson common shares under The Lamson & Sessions Co. Deferred Savings Plan, which is referred to as the Company 401(k) Plan, cannot vote such Lamson common shares directly on matters presented at the special meeting. In order to cause Lamson common shares held under the Company 401(k) Plan to be voted, you must complete a consent card that instructs a trustee of the Company 401(k) Plans to vote such common shares. All Company 401(k) Plan shareholders will receive a consent card with respect to Lamson common shares held under the Company 401(k) Plan separately from the proxy card. In order to have your shares held under the Company 401(k) Plan voted, you must provide your consent in accordance with the instructions on the separate consent card.

Quorum.  A quorum of shareholders is necessary to hold a valid meeting. Under our Amended Code of Regulations, the holders of Lamson common shares entitled to exercise two-thirds of the voting power of Lamson, present in person or by proxy, shall constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote the shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions. Brokers do not have discretionary authority to vote on either of the proposals.

The holders of a majority of the voting power represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting of the date, time and location at which the meeting will be reconvened.

If you submit a properly executed proxy card, even if you abstain from voting, your Lamson common shares will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required.  Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of Lamson common shares outstanding and entitled to vote at the special meeting.

Any proposal to adjourn or postpone the special meeting requires the affirmative vote of a majority of Lamson common shares represented, in person or by proxy, at the special meeting.

Effect of Abstentions and Broker Non-Votes on Voting.  Abstentions, broker non-votes and shares not in attendance and not voted at the special meeting will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn or postpone the special meeting. Broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn or postpone the special meeting. It is very important that ALL of our shareholders vote their Lamson common shares, so please promptly complete and return the enclosed proxy card.

Expenses of Proxy Solicitation.  Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokers, banks and other persons will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial shareholders. We have also hired Georgeson to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by us. For a description of the costs and expenses to us of soliciting proxies, see “The Special Meeting — Solicitation Costs” on page 12.

Shareholders should not send in their share certificates with their proxies.  A transmittal form with instructions for the surrender of certificates representing Lamson common shares will be mailed to shareholders if the merger is completed.

Board Recommendation (page 10)

The Board has found and declared that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its shareholders, has unanimously approved the merger agreement and unanimously recommends that our shareholders vote FOR the adoption of the merger agreement. The Board also unanimously recommends that you vote FOR any adjournment or postponement of the special meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit solicitation of further proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Merger and the Merger Agreement (pages 13 & 35)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger

At the effective time of the merger, T&B Acquisition II Corp., a wholly owned subsidiary of Thomas & Betts, will be merged with and into Lamson. Lamson will continue as the surviving corporation and become a wholly owned subsidiary of Thomas & Betts.

Lamson Common Shares, Including Restricted Common Shares

At the effective time of the merger, each Lamson common share, including restricted shares and performance accelerated restricted shares, will be converted into the right to receive $27 in cash, without interest. In addition, the Board has declared a one time, cash dividend of $0.30 per share, conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger. After the effective time of the merger, Lamson common shares will no longer be publicly traded.

Lamson Stock Options and Stock Appreciation Rights

Pursuant to the merger agreement, we will take all action necessary to adjust the terms of all outstanding options to acquire Lamson common shares and stock appreciation rights in respect of Lamson common shares so that, upon completion of the merger, each option and stock appreciation right outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive the excess, if any, of $27.30 over the exercise price per share of the stock option or the base price per share of the stock appreciation right, as applicable, multiplied by the number of Lamson common shares subject to the stock option or the stock appreciation right, as applicable, less any applicable withholding tax. No payment will be made with respect to stock options or stock appreciation rights that have per share exercise prices or base prices, as applicable, equal to or greater than $27.30.

Opinion of Perella Weinberg Partners LP

In connection with the merger, the Board received a written opinion from the Company’s financial advisor, Perella Weinberg Partners LP, which is referred to as PWP, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Lamson common shares (other than Thomas & Betts or any of its affiliates) in the merger. The full text of PWP’s opinion, dated as of August 15, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by PWP, is attached as Annex B to this proxy statement. Shareholders are urged to read this opinion carefully and in its entirety. The PWP opinion is not a recommendation as to how any holder of Lamson common shares should vote or otherwise act with respect to the merger.

Conditions to the Merger

A number of conditions must be satisfied or waived before the merger can be completed. See and read carefully “The Merger Agreement — Conditions of the Merger” beginning on page 44. We can offer no assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fees

The merger agreement may be terminated by the mutual written consent of us and Thomas & Betts, or by either us or Thomas & Betts, under certain specified circumstances. Upon termination of the merger agreement under certain specified circumstances, we may be required to pay a termination fee of $15 million to Thomas & Betts, or Thomas & Betts may be required to pay a termination fee of $4 million to us. See and read carefully “The Merger Agreement — Termination” beginning on page 45 and “The Merger Agreement — Termination Fees” beginning on page 46.

No Solicitation

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in us. However, under certain circumstances, if we receive an unsolicited takeover proposal from a third party that our Board determines in good faith (after consultation with outside counsel and financial advisors) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, we may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions. See and read carefully “the Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 40.

Governmental Review

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act. Under the provisions of the HSR Act, the merger cannot be completed until the companies have made required notifications, given certain information and materials to the FTC and to the Antitrust Division and a required waiting period has expired or been terminated. We and Thomas & Betts filed the notifications required under the HSR Act with the U.S. Federal Trade Commission, which is referred to as the FTC, and the antitrust division of the U.S. Department of Justice, which is referred to as the Antitrust Division, on August 29, 2007.

See “The Merger — Governmental and Regulatory Matters” beginning on page 31.

Certain United States Federal Income Tax Consequences (page 32)

Generally, a holder of Lamson common shares will recognize taxable gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash such holder receives and (2) the adjusted tax basis of such holder’s Lamson common shares exchanged therefor.

You should read “The Merger — Certain United States Federal Income Tax Consequences” beginning on page 32 for a more complete discussion of the United States federal income tax consequences of the merger, including in respect of the special cash dividend. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you (including the application and effect of any state, local, or foreign income and other tax laws).

Interests of Lamson Directors and Executive Officers in the Merger (page 27)

When considering the recommendation of the Board with respect to the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, their interests as shareholders and the interests of shareholders generally. The Board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting. For a more detailed discussion of these interests, see “The Merger — Interests of Lamson Directors and Executive Officers in the Merger” beginning on page 27.

Appraisal Rights of Lamson Shareholders (page 33)

Under Ohio law, if you own Lamson common shares and do not vote in favor of adopting the merger agreement, you will have the right to seek appraisal of the fair value of your Lamson common shares under Sections 1701.84 and 1701.85 of the Ohio General Corporation Law, which is referred to as the OGCL, if the merger is completed. This value could be more than, less than, or the same as the merger consideration for Lamson common shares. Failure to strictly comply with all procedures required by Section 1701.85 of the OGCL will result in a loss of the right to appraisal.

Merely voting against the adoption of the merger agreement will not preserve your right to appraisal under the OGCL. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your Lamson common shares.

Annex C to this proxy statement contains the full text of Sections 1701.84 and 1701.85 of the OGCL, which relate to appraisal rights. We encourage you to read these provisions carefully and in their entirety.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Certain statements and assumptions in this proxy statement are based on “forward-looking” information and involve risks and uncertainties. We believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. These statements are subject to numerous risks, assumptions and uncertainties that could cause actual results, performance or achievements to differ materially from those suggested by our forward-looking statements. Although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements could be incorrect. Such risks, assumptions and uncertainties include the ability to obtain required regulatory approvals for the transaction; the failure of Lamson shareholders to approve the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement; the failure to close for any other reason; the amount of the costs, fees, expenses and charges related to the merger; the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in Lamson’s filings with the Securities and Exchange Commission, which is referred to as the SEC, which are available at the SEC’s web site, http://www.sec.gov. Lamson disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as to the date of this proxy statement. It is not possible to predict all risk factors or to estimate the impact of these factors. Accordingly, shareholders should not place undue reliance on our forward-looking statements. We do not undertake any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of the enclosed proxy card by our Board for use at the special meeting in connection with the proposed merger and the other items to be voted on at the special meeting. This proxy statement provides our shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

We will hold the special meeting on October 24, 2007 at 9:00 a.m. (Eastern Time), at the Cleveland Marriott East Hotel, 26300 Harvard Road, Warrensville Heights, Ohio 44122.

Record Date; Shareholders Entitled to Vote

The record date for the special meeting is September 24, 2007. Record holders of Lamson common shares at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. As of September 17, 2007, there were outstanding 15,849,285 Lamson common shares (all of which were entitled to cast votes at the special meeting), of which a total of 884,864 Lamson common shares, or 5.6% of the total outstanding, were held by our directors and executive officers. Shareholders will have one vote on each matter submitted to a vote at the special meeting for each Lamson common share they owned on the record date.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. Under our Amended Code of Regulations, the holders of Lamson common shares entitled to exercise two-thirds of the voting power of the Company, present in person or by proxy, shall constitute a quorum.

Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote the shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions. Brokers do not have discretionary authority to vote on either of the proposals.

The holders of a majority of the common shares represented at the special meeting, whether or not a quorum is present, may adjourn the meeting without notice other than by announcement at the meeting of the date, time and location at which the meeting will be reconvened.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your Lamson common shares will be counted for purposes of calculating whether a quorum is present at the special meeting. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

ITEM 1 — THE MERGER

As discussed elsewhere in this proxy statement, our shareholders will consider and vote on a proposal to adopt the merger agreement. You should read carefully this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement.

The Board unanimously recommends that Lamson shareholders vote FOR the adoption of the merger agreement.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Lamson common shares represented by such proxy card will be voted FOR the adoption of the merger agreement.

ITEM 2 — APPROVE ADJOURNMENT OR POSTPONEMENT
OF THE SPECIAL MEETING, IF DEEMED NECESSARY
OR APPROPRIATE BY THE PROXY HOLDERS, INCLUDING, IF NECESSARY, TO
PERMIT FURTHER SOLICITATION OF PROXIES

Shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that shareholders vote FOR the proposal to adjourn or postpone the special meeting.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your Lamson common shares represented by such proxy card will be voted FOR the proposals to adjourn or postpone the special meeting.

Shareholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of holders of at least two-thirds of Lamson common shares outstanding and entitled to vote at the special meeting. Abstentions will have the same effect as a vote AGAINST the proposal to adjourn or postpone the special meeting. Broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn or postpone the special meeting. It is very important that ALL of our shareholders vote their Lamson common shares, so please promptly complete and return the enclosed proxy card.

Any proposal to adjourn or postpone the special meeting or on any other matter to be voted upon at the special meeting requires the affirmative vote of a majority of the shares represented in person or by proxy entitled to vote on the matter and actually voted on the matter for approval. Abstentions, broker non-votes and shares not voted will have no effect on the outcome of the vote related to any proposal to adjourn or postpone the special meeting or any other matter properly brought before the special meeting.

A broker non-vote occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote the shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions. An abstention occurs when a shareholder marks a proxy card to abstain from voting for or against a proposal.

It is very important that ALL Lamson shareholders vote their Lamson common shares, so please promptly complete and return the enclosed proxy card or consent card.

Voting

Voting and Proxies.

Shareholders who hold Lamson common shares can vote shares on matters presented at the special meeting in four ways:

(a) By Proxy.  You can vote by signing, dating and returning the enclosed proxy card. If you do this, the proxies will vote your Lamson common shares in the manner you indicate. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If you do not indicate instructions on the card, your Lamson common shares will be voted FOR the adoption of the merger agreement and FOR a proposal to adjourn or postpone the special meeting if deemed necessary or appropriate by the proxy holder(s), to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

(b) By Telephone.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may call the toll-free number 1-888-693-8683 using a touch-tone telephone. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and Lamson. Then you can follow the simple instructions that will be given to you to record your vote.

(c) Over the Internet.  After reading the proxy materials and with your proxy and voting instruction form in front of you, you may use your computer to access the Web site http://www.cesvote.com. You will be prompted to enter your control number from your proxy and voting instruction form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

(d) In Person.  You may attend the special meeting and cast your vote in person.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Brokers or banks holding Lamson common shares in “street name” may vote your Lamson common shares on the adoption of the merger agreement only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your Lamson common shares, and you should carefully follow these instructions.

Special instructions for shareholders who hold all or some of their Lamson common shares under the Company 401(k) Plan.  Shareholders who hold all or some of their Lamson common shares under the Company 401(k) Plan cannot vote their Lamson common shares held under the Company 401(k) Plan directly on matters presented at the special meeting. In order to cause Lamson common shares under the Company 401(k) Plan to be voted, you must complete a consent card that instructs a trustee of the Company 401(k) Plan how to vote such common shares. All Company 401(k) Plan shareholders will receive a consent card with respect to Lamson common shares held under the Company 401(k) Plan separately from the proxy card. In order to have your shares held under the Company 401(k) Plan voted, you must provide your consent in accordance with the instructions on the separate consent card.

If you have any questions about how to vote or direct a vote in respect of your Lamson common shares, you may contact our Investor Relations Department by phone at (216) 464-3400 or by submitting a question to Georgeson at:

Georgeson Inc.
17 State Street — 10th Floor
New York, NY 10004
Banks and Brokers Call:
(212) 440-9800
All others call Toll-Free:
(888) 605-8353

Revocation of Proxies

Any proxy given by a Lamson shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	delivering a written notice bearing a date later than the date of the first proxy to Lamson’s Corporate Secretary stating that the first proxy is revoked;

•	completing, signing and delivering a proxy card relating to the same Lamson common shares and bearing a later date than the date of the previous proxy; or

•	attending the special meeting and voting in person.

Solicitation Costs

We are soliciting the enclosed proxy card on behalf of our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

We have retained Georgeson to assist in the solicitation process. We will pay Georgeson a fee of $15,000 plus reimbursement of out-of-pocket costs and expenses. We also have agreed to indemnify Georgeson against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Lamson common shares held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Exchange of Share Certificates

Our shareholders should not send share certificates with their proxies. Separate transmittal documents for the surrender of certificated and uncertificated Lamson common shares in exchange for cash merger consideration will be mailed to our shareholders as soon as practicable following completion of the merger. See “The Merger Agreement — Payment for Shares” beginning on page 36.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

The Board regularly reviews and evaluates Lamson’s business strategy and strategic alternatives with the goal of enhancing shareholder value. As part of these reviews and evaluations, the Board and management on various occasions have received advice from outside financial advisors.

On October 5, 2004, Lamson announced that it retained Brown Gibbons Lang & Company, which is referred to as BGL, as its financial advisor to explore strategic alternatives to enhance shareholder value, which included the possible sale of the Company.

On April 13, 2005, after concluding this review, Lamson announced that “although we received a number of expressions of interest to acquire the company, we did not receive anything that the Board felt would be in the best value creation interest of Lamson’s shareholders.” Lamson further indicated that “as has been our practice historically, management and the Board will continue to be alert for opportunities to maximize shareholder value.”

Between April 2005 and February 2007, Lamson had periodic, informal conversations with various parties, including Thomas & Betts, regarding a possible strategic business combination. None of these conversations went beyond the exploratory stage.

On December 4, 2006, Admiral Advisors, LLC, an affiliate of Ramius Capital Group, L.L.C., which is referred to as Ramius, delivered a letter to Michael J. Merriman, Lamson’s President and Chief Executive Officer, expressing its belief that the Company’s shares were significantly undervalued and recommending that Lamson take certain strategic and operational actions to enhance shareholder value.

On December 8, 2006, the Board convened a regularly scheduled meeting and discussed the Ramius letter, among other items. The Board authorized Mr. Merriman to communicate with Ramius regarding the contents of its letter.

On January 12, 2007, the Board convened a special meeting to discuss developments regarding Ramius, among other things. Mr. Merriman summarized his meeting with Ramius and advised the Board that Ramius had requested a second meeting on January 26, 2007, and had indicated a desire to nominate potential directors at the Company’s annual meeting.

On January 18, 2007, Ramius delivered a letter to Mr. Merriman and the Board urging the Board to immediately hire an investment bank to fully explore all strategic alternatives to maximize shareholder value, including both a sale of Lamson’s PVC pipe business and a sale of the entire Company. Ramius also stated in the letter that it would like to discuss immediate representation on the Board, and stated that if immediate representation was not granted, it would nominate directors for election at the 2007 annual meeting of shareholders.

On January 19, 2007, the Board convened a special meeting to discuss Ramius’ January 18, 2007 letter, among other things. Mr. Merriman reported on his recent communications with Ramius. The Board discussed the continuing process of forming of a team of experts experienced in situations similar to the Company’s involving activist hedge funds.

At a Board meeting held on January 30, 2007, Mr. Merriman reported on the status of discussions with Ramius and introduced PWP as a potential financial advisor to the Board based on its general experience in situations similar to the Company’s involving activist hedge funds and its specific experiences with Ramius.

On February 12, 2007, the Board met to discuss further developments with Ramius. At this meeting the Board formally approved engaging PWP to assist the Board in reviewing strategic alternatives available to enhance shareholder value.

On the same day, Lamson publicly announced that it had engaged PWP to assist in the evaluation of the Company’s strategic and financial alternatives including, but not limited to, a sale of certain assets or the entire Company, formation of joint ventures, a change to the Company’s capital structure, and continued implementation of Lamson’s current strategic business plan.

Also on February 12, 2007, Ramius delivered a letter to Lamson’s corporate secretary formally nominating four directors for election at the 2007 annual meeting of shareholders. Since February 12, 2007, Lamson and Ramius have had periodic conversations about giving Ramius board representation. No agreement was ever reached.

The Board next met for a regularly scheduled meeting on February 15, 2007. At the meeting, PWP discussed the anticipated schedule of the strategic alternative exploration process.

On March 9, 2007, the Board met to consider PWP’s report on strategic and financial alternatives, among other items. PWP led the Board through a presentation which included a situation overview, an assessment of the Company’s standalone business plan (both a base case and a cyclical case), an assessment of that plan augmented by an acquisition, an assessment of a recapitalization, an assessment of the divestiture (in whole or in part) of the PVC pipe business and an assessment of the sale of the entire Company. The PWP analysis suggested that the highest value for shareholders was most likely to be realized through a sale of the entire Company, but was dependent on competitive dynamics, business performance and market conditions. After an extensive discussion among the directors, the Board directed PWP to explore the level of interest in a sale of the entire Company by contacting potential buyers, in addition to continuing its evaluation of the other alternatives.

Between March 9, 2007 and April 5, 2007, PWP contacted or had initial discussions with 46 parties potentially interested in a transaction involving Lamson, including Thomas & Betts and 17 other potential strategic buyers and 28 private equity firms. Thirty-two of these parties requested confidentiality agreements and 27 parties, consisting of Thomas & Betts and five other potential strategic buyers and 21 private equity firms, executed confidentiality agreements. Each of these 27 parties received certain summary non-public information regarding the Company.

On April 5, 2007, PWP distributed a preliminary bid instruction letter to these 27 potential bidders and requested preliminary bids by April 24, 2007. Bidders were permitted to bid on the entire Company or certain parts of the Company.

On April 24, 2007, ten of the 27 potential bidders, consisting of eight private equity firms and two potential strategic buyers, submitted preliminary all-cash bids. Seven of these ten bids were submitted by private equity firms interested in acquiring the entire Company. The remaining three bids, consisting of one bid from a private equity firm and two bids from potential strategic buyers, were for the PVC pipe business only. Thomas & Betts did not submit a preliminary bid and informed PWP that it no longer had an interest in pursuing a transaction with the Company.

On April 27, 2007, the Board convened a regularly scheduled meeting to consider the preliminary bids, among other items. After extensive discussion with PWP, the Board authorized PWP to continue discussions with the four bidders for the entire Company that had expressed the strongest interest and had submitted the highest all-cash bids and to continue discussions with bidders for the PVC pipe business, including providing information and exploring potential structures for a transaction. Since April 27, 2007, the Company and PWP had periodic discussions with bidders for the PVC pipe business as well as a large supplier regarding potential transaction alternatives for the PVC pipe business. No agreement was ever reached.

On May 8, 2007, the Board convened a special meeting to consider the appointment of a special committee of the Board to assume control of and conduct the review of strategic alternatives going forward. Management had expressed concern that, because each of the bidders selected by the Board to further participate in the sales process were financial, as opposed to strategic, buyers, and that one or more of these bidders may request or offer that Lamson management maintain a role with Lamson, participation of the management directors could be perceived to create a conflict of interest.

After extensive discussions, the Board formed the Special Committee, consisting of independent directors James T. Bartlett (chairman), John C. Dannemiller, George R. Hill, William E. MacDonald, III, A. Malachi

Mixon, III and D. Van Skilling, which is referred to as the Special Committee. The Board delegated to the Special Committee the full power and authority to, among other things, (i) review, evaluate and, if appropriate, negotiate a possible sale of Lamson and any other strategic alternatives, as appropriate, and (ii) accept or reject a proposed transaction to sell Lamson or any other strategic alternatives. On May 10, 2007, the Special Committee retained Thompson Hine LLP to act as its special legal counsel.

Throughout May and June of 2007, PWP managed and facilitated the four bidders’ due diligence review of Lamson, which included discussions and meetings with Lamson’s management and review of certain non-public information pursuant to the terms of the confidentiality agreements between the remaining bidders and the Company.

On May 25, 2007 and June 1, 2007, the Special Committee met to receive updates from PWP on the sale process.

On June 14, 2007, PWP distributed to the four remaining bidders a final bid instruction letter, which enclosed a draft merger agreement and requested that final bids be submitted by July 12, 2007. On June 21, 2007, one of the four final bidders withdrew from the auction process.

On July 2, 2007, the Special Committee convened a meeting to discuss the ongoing sale process. PWP summarized three recent occurrences that could lead the final bids to be lower than originally anticipated: (1) the Company’s year-to-date performance relative to prior periods; (2) the generally increased stock market volatility and volatility in the Company’s stock price; and (3) the generally increased cost of capital in the private equity debt financing market. PWP informed the Special Committee that two of the three bidders expected to meet the July 12, 2007 final bid deadline, while the third bidder indicated that it expected to submit its bid soon thereafter.

On July 12, 2007, two of the final bidders submitted conditional proposals to purchase the entire Company. The third bidder withdrew from the auction process.

On July 13, 2007, the Special Committee met with PWP and management to review the two bids that had been received. PWP summarized the key terms of each of the bids, including the request by each bidder to receive 45 days of exclusivity to complete outstanding due diligence and negotiate final documentation. After an extensive discussion, the Special Committee instructed PWP to contact each bidder and propose a due diligence period of approximately four weeks in lieu of the 45 days of exclusivity, after which each bidder would be expected to make its final and best offer on August 10, 2007.

On July 18, 2007, PWP reported back to the Special Committee that both bidders had agreed to the proposed timetable on a non-exclusive basis.

On July 26, 2007, the full Board convened a regularly scheduled meeting and received an update from PWP on the status of the auction process. Members of the Board who were not on the Special Committee were updated as well on the various discussions that had occurred with the Special Committee members since the Board’s last meeting on April 27, 2007.

On July 27, 2007, the Company reported second quarter and first half results and revised its full year earnings per share forecast down to $1.70-$1.90 from $1.80-$2.00. Shortly thereafter, one of the two remaining bidders withdrew from the auction process.

On August 3, 2007, representatives of Thomas & Betts contacted PWP and expressed a desire to re-enter the process. PWP informed Thomas & Betts of the date for submitting its final and best offer. Thomas & Betts was given access to the due diligence materials that had been made available to the original four final bidders, received the draft of the merger agreement distributed to the original final four bidders, attended management presentations and visited certain of the Company’s facilities.

On August 10, 2007, Thomas & Betts submitted an offer of $27.00 per share. The other bidder submitted an offer of $23.75 per share. On August 11, 2007, the other bidder submitted a revised offer of $26.00 per share.

On the evening of August 12, 2007, the Special Committee met with PWP to consider the two final bids that had been submitted. In addition to summarizing each of the bids, PWP gave a preliminary valuation analysis, and also compared the bids in relation to the other strategic alternatives that the Board had considered before authorizing the auction process on March 9, 2007. The Special Committee determined that a sale of the Company at a price at or above $27 per share represented greater value to shareholders than any of the other alternatives, and instructed PWP to contact each of the bidders one last time to confirm their offers represented their final and best offers before deciding definitively to proceed with Thomas & Betts.

Later that evening, PWP contacted each of Thomas & Betts and the other bidder and requested that each submit its final and best offer by 11 a.m. on August 13, 2007. On August 13, 2007, each of Thomas & Betts and the other final bidder confirmed their final and best offers of $27.00 and $26.00 per share, respectively. Thomas & Betts further indicated that it would be prepared to sign definitive documentation within 24 to 48 hours, subject to final negotiation, but not subject to further due diligence.

The Special Committee met with PWP on the morning of August 13, 2007, to discuss PWP’s conversations with the final two bidders. At the conclusion of the meeting, the Special Committee authorized PWP and the Company’s legal advisors to negotiate with Thomas & Betts to arrive at a final negotiated deal by Wednesday, August 15, 2007, at or above $27.00 per share.

On the afternoon of August 13, 2007, Thomas & Betts agreed that the Board could declare a special, one-time dividend of $0.30 per share in connection with the closing of an acquisition of Lamson by Thomas & Betts. Between the afternoon of August 13, 2007 and the afternoon of August 15, 2007, legal counsel to Lamson and legal counsel to Thomas & Betts negotiated the terms of the merger agreement.

On the afternoon of August 15, 2007, the Board and the Special Committee convened a combined meeting to consider the proposed merger with Thomas & Betts. Because the concern prompting the decision to form the Special Committee — namely that a financial buyer may request or offer that Lamson management maintain a role with Lamson, thereby creating the perception of a conflict of interest — was not applicable to a sale to Thomas & Betts, the Special Committee determined that the full Board should act on the proposal in addition to the Special Committee.

At the meeting, members of the Board who were not members of the Special Committee were updated as to the discussions that had occurred at the Special Committee meetings since the Board’s last meeting on July 26, 2007. The Special Committee and the Board reviewed with Lamson’s management and legal and financial advisors the status of negotiations with Thomas & Betts and the proposed terms and conditions of the merger. Lamson’s outside legal counsel reviewed again with the Special Committee and Board members their fiduciary duties in the context of a sale transaction and the material terms and conditions of the merger agreement, as reflected in the then current draft. Counsel also summarized certain contractual obligations, conditions and termination rights relating to obtaining antitrust and other regulatory approvals, payment of a “reverse” termination fee by Thomas & Betts if the merger was not consummated if certain regulatory approvals were not obtained, as well as the provisions and termination fees applicable in situations in which the transaction were made the subject of competitive bids from third parties or in which the Board withdrew its recommendation of the merger. Representatives of PWP then reviewed the financial aspects of the proposed merger. At the conclusion of PWP’s presentation, a representative of PWP orally rendered its opinion to the Board, which opinion was subsequently confirmed in writing, that, as of August 15, 2007, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be received by the holders of Lamson common shares (other than Thomas & Betts or any of its affiliates) in the merger was fair, from a financial point of view, to such holders. Following a thorough discussion, the Special Committee, and then the full Board, each unanimously determined that the merger was in the best interests of the Lamson shareholders and approved the merger and the merger agreement, resolved to recommend that Lamson shareholders vote to adopt the merger agreement, and authorized its executive officers to execute and deliver the merger agreement.

On the evening of August 15, 2007, the parties executed and delivered the merger agreement and announced the signing of the merger agreement.

Lamson’s Reasons for the Merger

During the course of reaching its decision to approve the merger and the transactions contemplated by the merger agreement, the Special Committee and the Board considered a number of factors and consulted the Company’s senior management and outside financial and legal advisors.

The Special Committee and the Board considered a number of potentially positive factors in its deliberations, including, among other matters:

•	discussions with management regarding the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, which led the Special Committee and the Board to conclude that the merger presented an opportunity for Lamson shareholders to realize greater value than the value likely to be realized by shareholders over the short to medium term in the event the Company remained independent or pursued other alternatives evaluated in the review process;

•	the review of the possible alternatives to a sale of Lamson, including the prospects of continuing to operate Lamson in accordance with the existing business plan, undertaking certain recapitalization initiatives, or engaging in an acquisition or a disposition of all or part of the PVC pipe business, the value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, and the Special Committee’s and Board’s assessment that none of these options was reasonably likely to create value for shareholders in the short to medium term greater than the merger consideration;

•	that the Special Committee was formed to consider the interests of shareholders in connection with a potential strategic transaction, the Special Committee retained separate legal counsel, the Special Committee directed the process conducted by PWP, the Special Committee met numerous times to discuss possible alternatives available to the Company, including a sale, and PWP was available during those meetings to answer questions of the Special Committee and that the Special Committee was given the full authority of the Board to accept or reject any alternatives, including the sale of all or part of the Company;

•	that the merger was agreed to only after a lengthy auction process pursuant to which 46 potential purchasers were contacted, which process included, for certain parties, management presentations, due diligence sessions, and the submission of 10 non-binding preliminary indications of interest, only seven of which were for the entire Company, and the submission of two final bids;

•	that the merger was agreed to by the Special Committee and the Board only after the issuance on February 12, 2007, of a press release regarding a review of Company’s strategic alternatives, significant publicity concerning the review of strategic alternatives and the possibility that the Company may be sold, and the passage of a significant period of time between issuance of the press release and approval of the merger agreement;

•	the fact that no other offers to acquire Lamson, in whole or in part, were made following our February 12, 2007 press release regarding our review of strategic alternatives, other than offers from potential purchasers involved in the auction process;

•	the current and historical market prices of Lamson’s shares relative to the $27.30 per share merger consideration, and the fact that the merger consideration represents a 39% premium over the closing price of Lamson’s common shares on August 15, 2007 (the last full trading day prior to the announcement of the merger);

•	the Special Committee’s and Board’s assessment that Lamson’s common share price was not likely to remain above the $27.30 per share merger consideration were the merger not consummated;

•	the belief of the Special Committee and the Board, after consulting with PWP and management regarding the discussions and negotiations conducted with Thomas & Betts, that the Special Committee had obtained the highest price per share that Thomas & Betts is willing to pay;

•	the fact that the merger consideration consists entirely of cash, which provides certainty of value to holders of Lamson common shares compared to a transaction in which shareholders receive stock or other securities;

•	the financial analyses of PWP presented to the Special Committee and the Board on August 15, 2007 as well as the opinion of PWP, dated as of August 15, 2007, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Lamson common shares (other than Thomas & Betts or any of its affiliates) in the merger, as more fully described below under the caption “Opinion and Summary of Analyses of PWP” beginning on page 19;

•	the fact that Lamson shareholders who dissent from the merger will have appraisal rights, as described in the section entitled “— Appraisal Rights of Lamson Shareholders” beginning on page 33;

•	the terms of the merger agreement, as reviewed by the Special Committee and the Board with the Company’s legal advisors, including:

•	sufficient operating flexibility for the Company to conduct its business in the ordinary course between the execution of the merger agreement and consummation of the merger;

•	the fact that the completion of the merger is not conditioned on Thomas & Betts’ obtaining financing;

•	the fact that the conditions required to be satisfied prior to completion of the merger are customary and can be expected to be fulfilled in the ordinary course and the corresponding likelihood that the merger will be consummated;

•	the Company’s ability to furnish information to and conduct negotiations with third parties under certain circumstances, as more fully described in “The Merger Agreement — Covenants and Agreements — No Solicitation” beginning on page 40;

•	Thomas & Betts’ obligation to pay a “reverse” termination fee to the Company if the merger is not consummated because certain regulatory approvals are not obtained; and

•	the Board’s ability to recommend a more favorable unsolicited acquisition proposal to Company shareholders and the Company’s corresponding right to terminate the merger agreement upon the payment of a $15 million termination fee to Thomas & Betts;

•	Thomas & Betts’ financial capability, as indicated by its market capitalization of over $3 billion and its investment grade corporate credit rating; and

•	the view of the Special Committee and the Board, based upon the advice of senior management after consultation with legal counsel, that the regulatory approvals necessary to complete the merger could be obtained.

The Special Committee and the Board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect of the pendency of the merger and such failure to be completed may have on:

•	the trading price of Lamson common shares;

•	Lamson’s operating results, including the costs incurred in connection with the transaction;

•	Lamson’s ability to attract and retain key personnel; and

•	Lamson’s ability to maintain sales;

•	that the Company will no longer exist as a publicly traded Company and that shareholders will no longer participate in the future growth of the business;

•	that, under the terms of the merger agreement, the Company cannot solicit other acquisition proposals, the Company must pay Thomas & Betts a termination fee if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to shareholders;

•	the fact that gains from an all-cash transaction would generally be taxable to shareholders for United States federal income tax purposes;

•	that if the merger does not close, the Company’s employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	the conditions to Thomas & Betts’s obligation to complete the merger, and the right of Thomas & Betts to terminate the merger agreement under certain circumstances, see “The Merger Agreement — Termination” beginning on page 45; and

•	risks and contingencies related to the announcement and pendency of the merger, including the likely impact on customer relationships and the potential effect of the merger on existing relationships with other third parties.

During its consideration of the merger with Thomas & Betts, the Special Committee and the Board were also aware that some of our directors and executive officers have interests in the merger that are in addition to or differ from those of our shareholders generally, as described in “— Interests of Lamson Directors and Executive Officers in the Merger” beginning on page 27.

This summary is not meant to be an exhaustive description of the information and factors considered by the Special Committee and the Board but is believed to address the material information and factors considered by each of them. In view of the wide variety of factors considered by the Special Committee and the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Special Committee and the Board unanimously concluded that the merger is advisable to, and in the best interests of, Lamson shareholders and approved the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of the Special Committee and the Board

At its combined meeting on August 15, 2007, after due consideration, the Special Committee and the Board joined to consider the merger agreement and unanimously approved the merger agreement and they each unanimously recommend that Lamson shareholders vote FOR the adoption of the merger agreement.

Opinion and Summary of Analyses of PWP

PWP rendered its opinion to the Board that, as of August 15, 2007, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations set forth in such opinion, the merger consideration to be received by the holders of Lamson common shares (other than Thomas & Betts or any of its affiliates) in the merger was fair, from a financial point of view, to such holders.

The full text of PWP’s opinion, dated as of August 15, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by PWP, is attached as Annex B and is incorporated by reference in this proxy statement. PWP’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration (other than Thomas & Betts or any of its affiliates) in the merger, and does not address any other aspect of the merger. The opinion does not address the Company’s underlying business decision to enter into the merger. The opinion does not constitute a recommendation to any holder of Lamson common shares as to how such holder of Lamson common shares should vote or otherwise act with respect to the proposed merger or any other matter. PWP provided its opinion for the information and assistance of the Board in connection with and for the purposes of its evaluation of the merger. Holders of Lamson common shares are urged to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, PWP, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data relating to the business and financial prospects of the Company, including a standalone business plan and estimates and financial forecasts of the Company prepared by its management, that were provided to PWP by or on behalf of the Company and were not publicly available;

•	discussed the past and current operations, financial condition and financial prospects of the Company with senior executives of the Company;

•	compared the financial performance of the Company with that of certain publicly-traded companies and their securities that PWP believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions that PWP believed to be generally relevant;

•	reviewed the reported price and trading activity for Lamson common shares;

•	reviewed the August 14, 2007 draft of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as PWP deemed appropriate.

In arriving at its opinion, PWP assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for the purposes of its opinion and further relied upon the assurances of the management of the Company that information furnished by them for purposes of PWP’s analysis did not contain any material omissions or misstatements of fact. With respect to the management standalone business plan and the financial forecasts and estimates referred to above, PWP assumed, with the consent of the Board, that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management as to the matters contained therein. However, for purposes of its analysis, with the consent of the Board, PWP evaluated management’s estimates of the future unlevered free cash flows of the Company assuming margins consistent with historical margins and management agreed with the appropriateness of the use of such margins in performing its analysis in addition to those contained in such forecasts and estimates referred to above. Additionally, PWP discussed with management and the Board the risks and uncertainties relating to the achievability of such management standalone business plan and financial forecasts and estimates. In arriving at its opinion, PWP did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, nor was it furnished with any such valuations or appraisals, nor did PWP evaluate the solvency of any party to the merger agreement under any state or federal laws of bankruptcy, insolvency or similar matters. PWP relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

PWP was neither asked to, nor did it, offer any opinion as to the terms of the merger agreement or the form of the merger. In addition, PWP assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement reviewed by it, without material modification, waiver or delay, and that the final executed form of the merger agreement did not differ in any material respect from the draft reviewed by it. PWP further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company. PWP did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PWP understood that the Company had received such advice as it deemed necessary from qualified professionals.

PWP’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to PWP as of, the date of the opinion. PWP assumed no obligation to update, revise or reaffirm its opinion based on subsequent developments. PWP expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any class of securities (other than Lamson common shares), creditors or other constituencies of the Company.

The following is a brief summary of the material financial analyses performed by PWP in connection with rendering the opinion described above, and does not purport to be a complete description of the financial analyses performed by PWP. The order of analyses described below does not represent the relative importance or weight given to those analyses by PWP. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of the financial analyses of PWP. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 15, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading and Transaction Premium Analysis

PWP reviewed the historical trading prices of Lamson common shares for each of the 30-day, 60-day, 90-day, 180-day and one year periods ending on August 14, 2007, which was the last full trading day prior to the preparation of PWP’s financial analyses and which we refer to as the Pre-Analysis Date, and December 4, 2006, which was the last full trading day prior to the initial filing of a Schedule 13D by Ramius and its affiliates with respect to their ownership of Lamson common shares and which we refer to as the Unaffected Date.

In addition, PWP calculated the implied premium represented by the merger consideration relative to the following:

•	the trading price of Lamson common shares on the Pre-Analysis Date and the Unaffected Date; and

•	the average closing prices of Lamson common shares for the 30-day, 60-day, 90-day, 180-day and one year periods as of the Pre-Analysis Date and the Unaffected Date.

The results of these calculations are summarized in the following table:

	Pre-Analysis Date	Implied	Unaffected Date	Implied
	Closing Price	Premium	Closing Price	Premium

Stock Price	$20.07	36%	$22.30	22%
30-day average	$23.32	17%	$21.92	25%
60-day average	$24.98	9%	$22.47	22%
90-day average	$25.74	6%	$23.22	18%
180-day average	$26.79	2%	$24.57	11%
One-year average	$25.54	7%	$25.52	7%

Implied Transaction Multiples

In performing this analysis, PWP first derived implied enterprise values of the Company based on the price per share on the Pre-Analysis Date, the price per share on the Unaffected Date and the merger consideration to be received by the holders of Lamson common shares in the merger. The implied enterprise values were derived by calculating fully-diluted equity values of the Company by multiplying the fully-diluted Lamson common shares outstanding, based on information provided by Company management, by the price per share on the Pre-Analysis Date and the Unaffected Date and by the merger consideration to be received by the holders of Lamson common shares in the merger, and then, in each case, adding net debt of the Company as of June 30, 2007, the latest publicly available balance sheet for the Company.

PWP calculated the following multiples and ratios of historical and estimated financial results:

•	enterprise value as a multiple of last twelve months, or LTM, EBITDA (earnings before interest, taxes, depreciation and amortization) as of June 30, 2007 based on the Company’s Form 10-Q for the period then ended;

•	enterprise value as a multiple of Company management and, separately, third party research estimates of EBITDA for fiscal year 2007;

•	the ratio of price per share to LTM EPS (earnings per share), or P/E Ratio, as of June 30, 2007 based on the Company’s Form 10-Q for the period then ended; and

•	estimated P/E Ratio for fiscal year 2007 based on Company management and, separately, third party research estimates of EPS.

The results of these analyses are summarized in the following table:

	Unaffected Date		Pre-Analysis Date		Merger
	Closing Price		Closing Price		Consideration
	($22.30)		($20.07)		($27.30)

EV/EBITDA
LTM	6.4	x	5.8	x	7.8	x
Management	6.7	x	6.1	x	8.1	x
Research	6.7	x	6.1	x	8.2	x
P/E
LTM	12.2	x	11.0	x	15.0	x
Management	12.8	x	11.5	x	15.6	x
Research	12.4	x	11.2	x	15.2x

Selected Companies Analysis

PWP reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies deemed by PWP to be relevant to its analysis:

•	Cooper Industries, Inc.;

•	Hubbell, Inc.; and

•	Thomas & Betts.

PWP calculated and compared financial information and various financial market multiples and ratios of the selected companies based on information it obtained from SEC filings for historical information and consensus estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts), for forecasted information. For the Company, PWP made calculations based on the closing price per share on the Pre-Analysis Date and on the Unaffected Date and the merger consideration, and utilized third party research for forecasted information.

With respect to the Company and each of the selected companies, PWP reviewed, among other things:

•	estimated P/E ratio for fiscal year 2007;

•	the estimated fiscal year 2007 P/E ratio divided by the estimated long-term growth rate in EPS, or PEG ratio;

•	enterprise value as a multiple of LTM EBITDA as of June 30, 2007, except with respect to calculations for the Company based on the closing price per Lamson common share on the Unaffected Date, which were as of September 30, 2006;

•	enterprise value as a multiple of estimated 2007 EBITDA;

•	estimated 2007 EBITDA margin; and

•	long-term EPS growth rate.

The results of these analyses are summarized in the following tables:

	2007E
	P/E		2007E PEG		EV/LTM		EV/2007E
	Multiples		Multiples		EBITDA		EBITDA

Selected Companies
Cooper Industries, Inc.	16.1	x	1.34	x	11.3	x	10.5	x
Hubbell, Inc.	16.6	x	1.45	x	11.1	x	10.1	x
Thomas & Betts	17.3	x	1.12	x	11.2	x	10.2	x
Company at Unaffected Date Closing Price ($22.30)	11.2	x	1.59	x	4.5	x	6.5	x
Company at Pre-Analysis Date Closing Price ($20.07)	11.2	x	1.86	x	5.8	x	6.1	x
Company at Merger Consideration ($27.30)	15.2	x	2.53	x	7.8	x	8.2x

	2007E EBITDA	LT EPS Growth
	Margin	Rate

Selected Companies
Cooper Industries, Inc.	16.5%	12.0%
Hubbell, Inc.	13.6%	11.5%
Thomas & Betts	16.5%	15.5%
Company	11.2%	6.0%

Source: IBES estimates for selected companies and third party research for the Company

In addition, with respect to the Company and each of the selected companies, PWP reviewed the percentage of revenues derived from electrical, PVC pipe and other business segments. The results of this analysis are summarized in the following table:

	Percentage of Revenues
	Electrical	PVC Pipe	Other

Selected Companies
Cooper Industries	85%	0%	15%
Hubbell Inc.	67%	0%	33%
Thomas & Betts	81%	0%	19%
Company	46%	34%	20%

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the business of the Company, as illustrated by the table depicting the differences in percentages of revenues derived by business segment. Accordingly, PWP’s comparison of the selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of the Company.

Selected Transactions Analysis

PWP analyzed certain information relating to the following selected transactions since 1997:

Date Announced	Target	Acquiror

June 9, 2007	Home Depot Supply	Bain, Carlyle, CD&R
February 13, 2007	Lasco Fittings, Inc.	Aalbert Industries
January 12, 2007	PW Eagle, Inc.	J-M Manufacturing Company
June 10, 2006	Royal Group Technologies, LTD	Georgia Gulf Corp.
September 19, 2005	Indalex Aluminum Solutions	Sun Capital Partners, Inc.
September 5, 2005	Polypipe Group	Castle Harlan Partners IV L.P.
July 19, 2005	National Waterworks, Inc.	Home Depot, Inc.
June 19, 2005	Mueller Water Products, Inc.	Walter Industries, Inc.
March 18, 2005	Compression Polymers Corp.	AEA Investors, Inc.
December 22, 2003	Ply Gem Industries, Inc.	Caxton-Iseman (VNG), L.P.
March 20, 2002	LCA Group, Inc.	Hubbell, Inc.
December 7, 2000	Ameriduct Worldwide, Inc.	The Lamson & Sessions Co.
August 21, 2000	Pyramid Industries, Inc.	The Lamson & Sessions Co.
May 4, 1998	BTR P.L.C.	NCI Building Systems, Inc.
October 2, 1997	Synergistics Industries, LTD	Geon Co. (now known as PolyOne Corp.)
July 24, 1997	Ply Gem Industries, Inc.	Nortek Inc.

For each of the selected transactions and for the merger, PWP calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA. Multiples for the selected transactions were based on publicly available information at the time of the relevant transaction.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger, the Company or Thomas & Betts. Accordingly, PWP’s comparison of the selected transactions to the merger and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected transactions and of the merger.

The results of this analysis are summarized in the following table:

	EV/LTM EBITDA

Selected Transactions
Mean	8.3	x
Median	8.1	x
Company at Merger Consideration ($27.30)	7.8x

Discounted Cash Flow Analysis

PWP performed a discounted cash flow analysis to calculate the estimated present value as of October 1, 2007 of the standalone unlevered free cash flows that the Company could generate during the fourth quarter of fiscal year 2007 and fiscal years 2008 through 2011. Estimates of unlevered free cash flows used for this analysis were based on Company management estimates, which we refer to as the Management Case, and Company management estimates adjusted to assume historical average EBITDA margins of the Company from 2000 to 2006 of 10%, which we refer to as the Sensitivity Case. PWP used discount rates ranging from 11.5% to 13.0% based on estimates of the weighted average cost of capital of the Company, calculated present values of unlevered free cash flows generated over the period described above and then added terminal values assuming enterprise value to terminal year EBITDA multiples ranging from 4.25x to 5.00x for the Management Case and 6.50x to 8.00x for the

Sensitivity Case. This analysis indicated an implied range of equity values of $27.65 to $32.23 per share in the Management Case and $22.72 to $27.86 per share in the Sensitivity Case.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying the opinion of PWP. In arriving at its fairness determination, PWP considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, PWP made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the merger.

PWP prepared the analyses described herein for purposes of providing its opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Lamson common shares (other than Thomas & Betts or any of its affiliates) in the merger, as of the date of PWP’s opinion. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. PWP’s analyses were based in part upon the Company management’s standalone business plan and financial forecasts and estimates, including as adjusted in certain cases, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by PWP’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of the Company, PWP or any other person assumes responsibility if future results are materially different from those forecasted by management of the Company or third parties.

As described above, the opinion of PWP to the Board was one of many factors taken into consideration by the Company’s Special Committee and Board in making its determination to approve the merger. PWP was not asked to, and did not, recommend the specific consideration payable in the merger, which merger consideration was determined through negotiations between the Company and Thomas & Betts.

The Board selected PWP to act as its financial advisor based on PWP’s qualifications, expertise and reputation and its knowledge of the industries in which the Company conducts its business. PWP, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes

Pursuant to a letter agreement dated February 7, 2007, the Company engaged PWP to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of such engagement letter, the Company paid PWP retainer fees and agreed to pay PWP a transaction fee, which represents a significant portion of its total compensation, upon consummation of the merger. The Company also agreed to reimburse PWP for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify PWP and related persons against various liabilities, including certain liabilities under the federal securities laws. In the ordinary course of business, PWP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities (or related derivative securities) or senior loans of the Company or Thomas & Betts.

Other than in connection with the merger and the fairness opinion summarized above, PWP has not provided any services to Thomas & Betts and its affiliates or to the Company and its affiliates.

Certain Financial Information

In the course of the sale process described under “— Background of the Merger,” we provided Thomas & Betts and certain other potential purchasers who signed confidentiality agreements selected, non-public financial projections prepared by our senior management. Lamson does not as a matter of course make public projections as to future performance or earnings and the portions of these financial projections set forth below are included in this proxy statement only because this information was provided to Thomas & Betts and certain other potential purchasers on a confidential basis in connection with Lamson’s sale process and because this information was used by PWP in rendering its fairness opinion, including as described under “— Opinion and

Summary of Analyses of PWP — Discounted Cash Flow Analysis,” beginning on page 24. You should note that these financial projections constitute forward-looking statements. See “Forward-Looking Statements May Prove Inaccurate” on page 9.

Lamson advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, these forward-looking statements were prepared on the assumption that Lamson remained a publicly-traded company and were based on numerous other assumptions that are now out-dated. You should not regard the inclusion of these projections in this proxy statement as an indication that Lamson, Thomas & Betts, PWP or any of their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and you should not rely on the projections as such. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. If the assumptions do not prove accurate, the projections will not be accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. It is highly likely that the contribution of Lamson’s business to Thomas & Betts’ consolidated results will be different from Lamson’s performance on a stand alone basis. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of Lamson, Thomas & Betts or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Lamson compared to the information contained in the projections.

The financial projections have been prepared by, and are the responsibility of, Lamson’s senior management. Neither Lamson’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We do not intend to update these out-dated financial projections or to make other projections public in the future.

The financial projections included (in millions of dollars):

	2007(1)	2008	2009	2010	2011

Net Sales	$506	$589	$622	$660	$702
EBITDA	$57	$83	$92	$102	$114

(1)	Includes actual Lamson results for the quarters ended March 31, 2007 and June 30, 2007.

The foregoing financial projections are based upon numerous estimates and assumptions including, without limitation, the following:

•	Carlon business segment electrical sales increase due to continued strength in non-residential construction markets;

•	Carlon business segment experiences meaningful margin expansion due to significant operating leverage and higher margin product mix;

•	Lamson Home Products business segment, which is referred to as LHP, experiences moderation in residential market sales through 2008 that is offset by resurgence in remodeling market and increased market share with key customers;

•	LHP’s successful introduction of new products and shift in product mix with existing customers;

•	PVC pipe business segment achieves significant savings due to recent manufacturing investments and maintains product pricing levels, constant resin price spreads and operating profit at normalized ten-year levels over the 2007-2011 projection period; and

•	average EBITDA margin of 14% over the 2007-2011 projection period.

Interests of Lamson Directors and Executive Officers in the Merger

In considering the Board’s recommendation to vote for the proposal to adopt the merger agreement, Lamson shareholders should be aware that some of the directors and executive officers of Lamson have interests in the merger that are different from, or in addition to, the interests of Lamson shareholders generally and that may create potential conflicts of interest. The Board was aware of and considered the interests of its directors and executive officers when it considered and approved the merger agreement and determined to recommend to Lamson shareholders that they vote for the proposal to adopt the merger agreement.

Treatment of Stock Options

Under the terms of the merger agreement, each outstanding stock option held by our employees (including our executive officers) and directors that is outstanding as of the effective time of the merger (whether or not such stock option is vested and exercisable prior to the effective time) will be canceled and converted into the right to receive a cash payment equal to the number of shares underlying the option multiplied by the amount (if any) by which $27.30 (the sum of the cash consideration and the special cash dividend) exceeds the option exercise price, less any applicable withholding taxes, and without interest.

The following table shows, for our directors and executive officers, the aggregate number of shares subject to outstanding options, the cash-out value of the outstanding options with a per share exercise price less than $27.30, the aggregate number of shares subject to outstanding unvested options and the cash-out value of such unvested options. The information in the table is as of July 31, 2007.

			Aggregate
			Number of	Aggregate
	Aggregate	Aggregate	Shares	Cash-Out
	Shares	Cash-Out	Underlying	Value of
	Subject to	Value of all	Unvested	Unvested
Name	all Options	Options	Options	Options

Michael J. Merriman, Jr.	0	$0	0	$0
John B. Schulze	271,600	$5,087,272	33,333	$565,827
James J. Abel	320,000	$6,653,050	15,000	$263,625
Eileen E. Clancy	34,000	$699,400	4,000	$70,300
Donald A. Gutierrez	120,000	$2,484,900	8,333	$146,452
Andrew J. Patterson	4,750	$107,094	0	$0
Michael R. Pearch	24,000	$506,531	0	$0
James A. Rajecki	0	$0	0	$0
Lori L. Spencer	82,000	$1,715,804	4,000	$70,300
Norman P. Sutterer	33,333	$612,910	8,333	$146,452
All Outside Directors as a Group	74,000	$1,476,468	0	$0

Treatment of Stock Appreciation Rights

Under the terms of the merger agreement, each stock appreciation right, which is referred to as a SAR, held by our executive officers that is outstanding as of the effective time (whether or not such SAR is vested and exercisable prior to the effective time) will be canceled and converted at the effective time into the right to receive a cash amount equal to the number of shares subject to the SAR multiplied by the amount (if any) by which $27.30 (the sum of cash consideration and the special cash dividend) exceeds the base price of the SAR, less any applicable withholding taxes, and without interest.

The following table shows, for our executive officers, the aggregate number of SARs outstanding with a base price less than $27.30, the estimated cash-out value of such SARs, the aggregate number of unvested SARs and the cash-out value of such unvested SARs. The information in the table is as of July 31, 2007.

		Aggregate	Aggregate	Aggregate
		Estimated	Number	Cash-Out
	Aggregate	Cash-Out	of	Value of
	Number	Value of	Unvested	Unvested
Name	of SARs	SARs	SARs	SARs

Michael J. Merriman, Jr.	50,000	$297,500	50,000	$297,500
Andrew J. Patterson	3,100	$5,534	2,067	$3,690
James A. Rajecki	3,200	$5,712	2,134	$3,809

Treatment of Restricted Stock

Under the terms of the merger agreement, each outstanding restricted share held by our employees (including our executive officers) and directors that is outstanding as of the effective time of the merger will cease to be subject to any restrictions and will be canceled and converted into the right to receive a cash payment equal to $27.00, less any applicable withholding taxes, and without interest. The special cash dividend also will be paid on each restricted share.

The following table shows, for our executive officers and directors, the aggregate number of restricted shares and the cash-out value of such restricted shares (calculated at $27.30 per restricted share). The information in the table is as of July 31, 2007.

		Aggregate
	Aggregate	Cash-Out
	Number of	Value of
	Restricted	Restricted
Name	Shares	Shares

Michael J. Merriman, Jr.	34,419	$939,639
John B. Schulze	9,800	$267,540
James J. Abel	7,100	$193,830
Eileen E. Clancy	2,827	$77,177
Donald A. Gutierrez	5,943	$162,244
Andrew J. Patterson	2,100	$57,330
Michael R. Pearch	800	$21,840
James A. Rajecki	2,300	$62,790
Lori L. Spencer	2,410	$65,793
Norman P. Sutterer	4,072	$111,166
All Outside Directors as a Group	30,970	$845,482

The following table shows, for our directors and executive officers, the aggregate cash payments to be received with respect to stock options, SARs and restricted shares outstanding as of July 31, 2007.

			Aggregate
	Aggregate	Aggregate	Cash-Out
	Cash-Out	Cash-Out	Value of
	Value of All	Value of	Restricted
Name	Options	SARs	Shares	Total

Michael J. Merriman, Jr.	$0	$297,500	$939,639	$1,237,139
John B. Schulze	$5,087,272	$0	$267,540	$5,354,812
James J. Abel	$6,653,050	$0	$193,830	$6,846,880
Eileen E. Clancy	$699,400	$0	$77,177	$776,577
Donald A. Gutierrez	$2,484,900	$0	$162,244	$2,647,144
Andrew J. Patterson	$107,094	$5,534	$57,330	$169,958
Michael R. Pearch	$506,531	$0	$21,840	$528,371
James A. Rajecki	$0	$5,712	$62,790	$68,502
Lori L. Spencer	$1,715,804	$0	$65,793	$1,781,597
Norman P. Sutterer	$612,910	$0	$111,166	$724,076
All Outside Directors as a Group	$1,476,468	$0	$845,482	$2,321,950

Total	$19,343,429	$308,746	$2,804,831	$22,457,006

Change in Control Agreements; Other Payments

Lamson has entered into separate change in control agreements with all of the executive officers, which will become operative upon the occurrence of a change in control, for an initial term of two years (in the case of James J. Abel, Eileen A. Clancy, Donald A. Gutierrez, Andrew J. Patterson, Michael R. Pearch, James A. Rajecki, Lori L. Spencer and Norman P. Sutterer) or three years (in the case of Michael J. Merriman, Jr.). The completion of the merger will constitute a change in control for purposes of these agreements. As described below, the occurrence of a change in control results in certain terms of employment and severance protections taking effect, although no severance benefits are actually due unless there is a subsequent qualifying termination of employment.

Each change in control agreement provides generally that the applicable executive officer’s terms and conditions of employment (including position, responsibilities, location, compensation and benefits) will not be adversely changed during the term of the agreements and provides for certain guaranteed compensation levels during such term. Each agreement provides that, if the applicable executive officer’s employment is terminated during the term of the agreement, either by the Company or its successor, for any reason other than death, permanent disability or termination for cause (as defined in the applicable agreement), or by the executive officer for good reason (as defined in the applicable agreement), then the applicable executive officer will generally be entitled to receive severance benefits as follows:

•	For all executive officers other than Mr. Merriman, a lump sum cash severance payment of two times the sum of such executive officer’s (a) base pay at the highest rate in effect during the period from immediately prior to the change in control through the termination date, plus (b) incentive pay, calculated as the average of the executive’s aggregate annual bonus or incentive payment for the two calendar years immediately preceding the year in which the change in control occurs. Mr. Merriman’s change in control agreement provides for payment of a lump sum cash amount equal to the present value of his base pay and incentive pay for the remainder of the 3-year period. If a change-in-control occurs prior to Mr. Merriman receiving annual incentive pay for two complete calendar years with the Company, his incentive pay for this purpose will be the greater of his incentive pay as described above or his target incentive pay for the year in which the change in control occurs.

•	A lump sum cash payment equal to the value of benefits that would have accrued under the Company’s qualified and nonqualified retirement plans (including matching contributions to the Company 401(k) Plan) if the applicable executive officer had continued to work for two additional years (or, in the case of Mr. Merriman, for the remainder of the 3-year period).

•	Two years of continued coverage under the Company’s welfare benefit plans and other fringe benefits (including automobile allowances, club dues reimbursements and financial planning fees) (or, in the case of Mr. Merriman, for the remainder of the 3-year period).

Each agreement also provides that the applicable executive officer is entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed on change in control or severance payments or benefits received by the executive officer that are treated as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code.

If terminated in connection with the merger, the executive officers would receive pro-rata annual bonus payments related to the Company’s 2007 fiscal year. The executive officers other than Mr. Merriman would receive a pro rata payment based on the Company’s financial performance through the date of the completion of the merger, projected through the end of the year, compared to target performance levels for 2007 under the Company’s Executive Incentive Compensation Plan. Based on current Company’s year-to-date performance levels, the executive officers would receive pro rata payouts at approximately 16% of their target bonus levels. Mr. Merriman would receive a pro rata payment of this 2007 bonus, which is guaranteed under his letter agreement with the Company dated October 26, 2005 at 72% of his 2007 base salary rate of $525,000.

The following table summarizes the estimated cost of the change in control and severance benefits for our executive officers if each executive officer’s employment were terminated immediately following the merger, as well as the pro rata bonus payments that the executive officers would receive, as described above, assuming an October 15, 2007 merger closing date:

			Additional	Excise Tax	Pro
Executive	Cash	Benefit	Retirement	and	Rata
Officers	Severance	Continuation	Benefits	Gross-Up	Bonus	Total

Michael J. Merriman, Jr.	$2,490,944	$214,235	$1,772,375	$2,735,411	$299,250	$7,530,215
James J. Abel	1,725,000	258,870	1,797,405	1,745,227	27,740	5,554,242
Eileen E. Clancy	713,900	131,073	243,350	424,832	10,108	1,523,263
Donald A. Gutierrez	1,172,000	163,304	201,250	—	17,754	1,554,308
Andrew J. Patterson	497,070	64,342	83,550	280,269	8,778	934,009
Michael R. Pearch	448,130	85,668	163,850	301,869	8,778	1,008,295
James A. Rajecki	570,200	73,042	136,750	333,336	10,108	1,123,436
Lori L. Spencer	663,430	88,234	121,350	—	9,310	882,324
Norman P. Sutterer	997,000	236,444	496,250	—	14,896	1,744,590

Total	$9,277,674	$1,315,212	$5,016,130	$5,838,944	$406,722	$21,854,682

Schulze Agreement

In March, 2007, Lamson chairman and former chief executive officer John B. Schulze entered into a consulting agreement with Lamson. This agreement provides that all payments that would have been paid to Mr. Schulze under the agreement but that remain unpaid upon a change in control will automatically become payable in a lump sum upon a change in control. The completion of the merger will constitute a change of control of Lamson under this agreement. As of July 31, 2007, $350,000 remains to be paid to Mr. Schulze under the consulting agreement.

Deferred Compensation Plans

All of our executive officers and directors are eligible to participate in our non-qualified deferred compensation plans, pursuant to which each participant may elect to defer, in the case of an executive officer, salary and other payments that he or she would otherwise have received under the annual bonus and cash long-term incentive plans, and in the case of directors, all or a portion of his or her cash annual retainer or meeting fees for serving on the Board or its committees. For any fees that a director defers into a phantom Lamson common share account, Lamson matches 25% of the deferred amounts in the form of a grant of restricted shares to the director, vesting in three years (or earlier upon the retirement, death or disability of the director or upon a change in control). Messrs. Bartlett, Coquillette, Dannemiller, Hill, McDonald, Mixon and Skilling made an election prior to 2007 to have their meeting fees deferred into phantom Lamson common share accounts. As a result, their August 15, 2007 Board meeting fees were so deferred, and they became entitled to the 25% match in restricted shares based on the common share closing price on August 15, 2007.

Our non-qualified deferred compensation plans provide for the lump sum payment of participants’ accounts upon a change in control (such as the merger). All of our executive officers and directors are fully vested in their accounts in our non-qualified deferred compensation plans. As of July 31, 2007, the aggregate value of directors’ deferred compensation plan accounts was approximately $5.5 million. As of June 30, 2007, the aggregate value of executive officers’ deferred compensation plan accounts was approximately $1.1 million.

Outside Directors’ Benefit Program

The seven non-employee directors who were directors as of December 31, 2004 (including current directors Messrs. Bartlett, Coquillette, Dannemiller, Hill, Mixon and Skilling and former director Martin J. Cleary) are covered by the Outside Directors’ Benefit Program. This program was closed to new entrants as of December 31, 2004. The Outside Directors’ Benefit Program generally provides for benefits payable upon a director’s normal retirement at or after age 70. Benefits payable at normal retirement equal the annual retainer paid as of December 31, 2004 ($15,000, increased by 25% for directors who deferred their retainers into the phantom Lamson common share account described above), payable for a ten-year period in quarterly installments. Early retirement benefits, or death benefits commencing before the date the deceased director would have attained age 70, are reduced by 5/6 of one percent for each month that they commence before such date. The participant, the participant’s beneficiary or Lamson may elect that such retirement or death benefits be paid in an actuarially-equivalent, lump sum payment. The aggregate of the lump sum payments to all seven directors as a group, if received by the directors, would be approximately $0.95 million.

Supplemental Retirement Income Plans

Two executive officers (Messrs. Merriman and Abel) have individual Supplemental Retirement Agreements, which we collectively refer to as the SERPs. Mr. Abel is fully vested in his SERP benefits. Mr. Merriman is not vested in his SERP benefits. Pursuant to his SERP Agreement, Mr. Merriman will become vested in his SERP benefit upon a change in control. The completion of the merger will constitute a change in control of Lamson under this agreement.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Thomas & Betts has agreed, for a period of six years after the effective time of the merger, to cause the surviving company in the merger to indemnify and hold harmless each current and former director and officer Lamson and its subsidiaries from liability and expenses for matters arising at or prior to the completion of the merger to the fullest extent provided by applicable Ohio law and Lamson’s organizational documents, and to the same extent that they would have been indemnified as a Lamson director or officer under indemnification agreements they may have had with Lamson. Thomas & Betts also has agreed that for six years after the effective time of the merger, to maintain directors’ and officers’ liability insurance coverage for the benefit of the officers and directors of Lamson that is at least as favorable to the insureds as the policy maintained by Lamson immediately prior to the effectiveness of the merger, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

Governmental and Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms, which are referred to as the forms, with the Antitrust Division and the FTC. Pursuant to the requirements of the HSR Act, Lamson completed the filing of the forms with the Antitrust Division and the FTC on August 29, 2007. Thomas & Betts also filed the forms on August 29, 2007.

The Antitrust Division and the FTC have the authority to scrutinize the legality of transactions under the antitrust laws. For example, the FTC could issue requests to Lamson and Thomas & Betts for additional information regarding the merger. If such requests for additional information were made, the waiting period referred to above would be extended until the end of the 30th day after both Lamson and Thomas & Betts have substantially complied with the requests for additional information or such later time as is agreed among the parties and the FTC, unless the waiting period is earlier terminated because the FTC determines to close its review.

Further, at any time before or after the consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of certain of Lamson’s or Thomas & Betts’ assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the special cash dividend and the merger to Lamson shareholders whose common shares are converted into the right to receive cash under the merger agreement. The summary is based on provisions of the Internal Revenue Code, United States Treasury Regulations promulgated thereunder, judicial opinions and published positions of the United States Internal Revenue Service, each in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The summary applies only to shareholders who hold Lamson common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to consider all aspects of United States federal income taxation that might be relevant to Lamson shareholders in light of their particular circumstances and does not apply to shareholders that are subject to special rules under the United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons subject to the alternative minimum tax, persons who hold or have held Lamson common shares as part of a straddle, hedge, integrated constructive sale or conversion transaction for tax purposes, and persons who acquired Lamson common shares in compensatory transactions). If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Lamson common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.

This summary does not address the United States federal income tax consequences to any shareholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign taxation.

All holders of Lamson common shares are urged to consult their own tax advisors to determine the particular tax consequences to them of the receipt of the special cash dividend and of the merger.

Special Cash Dividend

Lamson intends to report the special cash dividend as a distribution with respect to the Lamson common shares. It is possible, however, that the IRS could treat the special cash dividend as additional cash received in the merger, with the tax consequences described below under “— Merger.”

If the special cash dividend is treated as a distribution with respect to Lamson common shares, the gross amount paid to holders of Lamson common shares would be characterized as dividend income to the extent that the special cash dividend did not exceed Lamson’s current and accumulated earnings and profits (as determined for United States federal income tax purposes). Under current law this income will generally be taxed to non-corporate shareholders at the rates applicable to long-term capital gains (with a 15% maximum federal rate), provided that a minimum holding period and other requirements are satisfied. Corporate shareholders may be entitled to a dividends-received deduction with respect to distributions treated as dividend income for U.S. federal income tax purposes, subject to limitations and conditions.

If the amount of the special cash dividend exceeded Lamson’s current and accumulated earnings and profits, the excess would be treated as a non-taxable return of capital to the extent of the shareholder’s adjusted tax basis in its Lamson common shares, and thereafter as gain from the sale or exchange of Lamson common shares. This gain would be capital gain provided that such shareholder holds the Lamson common shares as a capital asset as of the time of the special cash dividend.

Merger

In general, a shareholder who surrenders Lamson common shares for cash pursuant to the merger will recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in the merger and the shareholder’s adjusted tax basis in Lamson common shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss if a shareholder’s holding period for such shares is more than one year at the time of the completion of the merger. In the case of individuals, long-term capital gain is currently eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

Backup federal withholding tax at a rate of 28% may apply with respect to certain payments, including cash received in the merger, unless a payee (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such shareholder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules. Each of our shareholders and, if applicable, each other payee should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the United States Internal Revenue Service. Such amounts, once withheld, are not refundable by us or the paying agent.

The United States federal income tax consequences set forth above are for general informational purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, all shareholders are urged to consult with their own tax advisors regarding the tax consequences of the merger to them, including the application of state, local and foreign tax laws.

Appraisal Rights of Lamson Shareholders

If the merger agreement is adopted, each Lamson shareholder objecting to the merger agreement may be entitled to seek relief as a dissenting shareholder under Sections 1701.84 and 1701.85 of the OGCL. The following is a summary of the principal steps a shareholder must take to perfect his or her appraisal rights under the OGCL. This summary is qualified by reference to a complete copy of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex C to this proxy statement. Any dissenting shareholder contemplating exercise of his or her appraisal rights is urged to carefully review the provisions of Sections 1701.84 and 1701.85 and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

To perfect appraisal rights, a dissenting shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85:

•	A dissenting shareholder must be a record holder on September 24, 2007, the record date for determining entitlement to vote on the proposal to adopt the merger agreement, of the Lamson common shares as to which such shareholder seeks to exercise appraisal rights. Because only shareholders of record on the record date may exercise appraisal rights, any person who beneficially owns Lamson common shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise appraisal rights must, in all cases, instruct the record holder of the Lamson common shares to satisfy all of the requirements outlined under Section 1701.85.

•	A dissenting shareholder must not vote his or her Lamson common shares in favor of the proposal to adopt the merger agreement at the special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Lamson signed but not marked to specify voting instructions will be voted in favor of the proposal to adopt the merger agreement and will be deemed a waiver of appraisal rights. A dissenting shareholder may revoke his or her proxy at any time before its exercise by: (i) filing with Lamson an instrument revoking it; (ii) delivering a duly executed proxy bearing a later date; or (iii) attending and giving notice of the revocation of the proxy at the special meeting.

•	A dissenting shareholder must deliver a written demand for payment of the fair value of his or her Lamson common shares to Lamson on or before the tenth day following the special meeting. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him or her on the record date, and the amount claimed as the “fair cash value” of the Lamson common shares. Lamson will not notify shareholders of the expiration of this ten-day period.

•	If Lamson so requests, a dissenting shareholder must submit his or her common share certificates to Lamson within 15 days of such request for endorsement thereon by Lamson that demand for appraisal has been made. Such a request is not an admission by Lamson that a dissenting shareholder is entitled to relief. Lamson will promptly return the share certificates to the dissenting shareholder. At the option of Lamson, a dissenting shareholder who fails to deliver his or her certificate upon request from Lamson may have his or her appraisal rights terminated, unless a court otherwise directs for good cause shown.

Lamson and a dissenting shareholder may come to agreement as to the fair cash value of the Lamson common shares. If Lamson and any dissenting shareholder cannot agree upon the fair cash value of the Lamson common shares, then either may, within three months after service of demand by the dissenting shareholder, file a petition in the Court of Common Pleas of Cuyahoga County, Ohio, for a determination that the shareholder is entitled to exercise appraisal rights and to determine the fair cash value of the Lamson common shares. The court may appoint one or more appraisers to recommend a fair cash value. The fair cash value is to be determined as of the day prior to the date of the special meeting. The fair cash value is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the dissenting shareholder’s demand. In determining this value, any appreciation or depreciation in the market value of the Lamson common shares resulting from the merger is excluded. The Ohio Supreme Court, in Armstrong v. Marathon Oil Company, 32 Ohio St. 3d 397 (1987), has held that fair cash value for publicly traded shares of a company with significant trading activity will be the market price for such shares on the date that the transaction is submitted to the shareholders or directors for final approval, as adjusted to exclude the impact of the transaction giving rise to the appraisal rights. The fair cash value may ultimately be more or less than the per share merger consideration. Interest on the fair cash value and costs of the proceedings, including reasonable compensation to any appraisers, are to be assessed or apportioned as the court considers equitable.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the closing date of the merger. Such payment shall be made only upon simultaneous surrender to Lamson of the share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his or her Lamson common shares will terminate if:

•	the dissenting shareholder has not complied with Section 1701.85;

•	the merger is abandoned or is finally enjoined or prevented from being carried out or the Lamson shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his or her demand with the consent of Lamson by its Board; or

•	the dissenting shareholder and Lamson’s Board have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Cuyahoga County, Ohio.

All rights accruing from Lamson common shares, including voting and dividend and distribution rights, are suspended from the time a dissenting shareholder makes demand with respect to such shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and Lamson arising from the demand. During this period of suspension, any dividend or distribution (including the special cash dividend) paid on the Lamson common shares will be paid to the record owner as a credit upon the fair cash value thereof. If a shareholder’s appraisal rights are terminated other than by purchase by Lamson of the dissenting shareholder’s Lamson common shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

Termination of Listing and Deregistration of Lamson Common Shares

Lamson common shares are currently authorized for listing on the NYSE under the symbol “LMS.” Upon the consummation of the merger, the listing of Lamson common shares on the NYSE will be terminated and Lamson common shares will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

The following description of the merger agreement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The merger agreement should be read in conjunction with the disclosures in Lamson’s filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, between Lamson and Thomas & Betts with respect to the merger. The representations and warranties made by Lamson and Thomas & Betts to one another in the merger agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other party. None of the representations and warranties will survive the closing of the merger.

The Merger

At the effective time of the merger, T&B Acquisition II Corp., a wholly owned subsidiary of Thomas & Betts, will merge with and into Lamson. The separate corporate existence of T&B Acquisition II Corp. will cease and Lamson will continue as the surviving corporation and will become a wholly owned subsidiary of Thomas & Betts. T&B Acquisition II Corp. was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than the fifth business day after the satisfaction or waiver of the conditions described below under “— Conditions of the Merger” beginning on page 44, unless Lamson and Thomas & Betts agree to another time.

The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Ohio or such other time specified in the certificate of merger, which is referred to as the effective time of the merger.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding Lamson common share (other than common shares owned by Lamson, Thomas & Betts, T&B Acquisition II Corp. or a Lamson shareholder exercising appraisal rights) will be converted into the right to receive $27 in cash, without interest, which is referred to as the cash consideration. At that time, each holder of Lamson common shares will no longer have any rights with respect to such common shares, except for the right to receive the cash consideration. In addition, as explicitly permitted by the merger agreement, the Board has declared the special cash dividend of $0.30 per share, which is conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger.

Cancellation of Shares

Each Lamson common share owned by Thomas & Betts or T&B Acquisition II Corp. or held by Lamson as treasury stock immediately prior to the effective time of the merger automatically will be canceled and will not be entitled to any merger consideration.

Treatment of Stock Options, Stock Appreciation Rights and Restricted Stock

At the effective time of the merger, each Lamson restricted share and performance accelerated restricted share will be canceled and converted into the right to receive $27 in cash, without interest. In addition, the Board has declared a one time, cash dividend of $0.30 per share, conditioned upon consummation of the merger and payable to shareholders of record as of the closing date of the merger.

Pursuant to the merger agreement, we will take all action necessary to adjust the terms of all outstanding options to acquire Lamson common shares and SARs in respect of Lamson common shares so that, upon completion of the merger, each option and SAR outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive the excess, if any, of $27.30 (the sum of the cash consideration and the special cash dividend) over the exercise price per share of the stock option or the base price per share of the SAR, as applicable, multiplied by the number of Lamson common shares subject to the stock option or the SAR, as applicable, less any applicable withholding tax. No payment will be made with respect to stock options or SARs that have per share exercise prices or base prices, as applicable, equal to or greater than $27.30.

Dissenters’ Shares

The merger agreement provides that any Lamson common shares held by a shareholder who has demanded and perfected the demand for appraisal of such holder’s Lamson common shares pursuant to Sections 1701.84 and 1701.85 of the OGCL and as of the effective time of the merger has not withdrawn or lost the right to such appraisal shall not be converted into or represent the right to receive merger consideration and such holder will only be entitled to the right granted to dissenting shareholders under applicable provisions of Ohio law; provided, however, that if such holder effectively withdraws or loses the right to appraisal, then such holder’s shares will automatically be converted into and represent only the right to receive the merger consideration.

Payment for Shares

Prior to completion of the merger, T&B Acquisition II Corp. will appoint an exchange agent reasonably acceptable to Lamson to act as paying agent for the payment of the merger consideration. At the effective time of the merger, Thomas & Betts or T&B Acquisition II Corp. will deposit with the paying agent funds sufficient to pay the cash consideration.

As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to all record holders of Lamson common shares as of the time of the completion of the merger a letter of transmittal and instructions on how to surrender certificates and uncertificated shares in exchange for the cash consideration. Upon (A) delivery of a properly completed letter of transmittal and the surrender of common share certificates or (B) receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request) in the case of a book-entry transfer of uncertificated Lamson common shares, in each case, on or before the first anniversary of the effective time of the merger, T&B Acquisition II Corp. shall cause the paying agent to pay the holder of such certificates or uncertificated shares, in exchange for the certificates or uncertificated Lamson common shares, cash in an amount equal to the cash consideration in respect of the Lamson common shares represented by such certificate or such uncertificated Lamson common shares, without interest. Each certificate representing Lamson common shares that is surrendered will be canceled. You should not send in your Lamson common share certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send common share certificates with your proxy card.

Payment of the cash consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the payment establishes to the satisfaction of T&B Acquisition II Corp. or the paying agent that any transfer or other taxes resulting from the payment of the cash consideration to a person other than the registered holder of that certificate have been paid or are not applicable.

All cash paid upon the surrender of Lamson common shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Lamson common shares so surrendered. After the completion of the merger, no transfers of Lamson common shares will be made on the transfer books of the surviving corporation.

If your Lamson common share certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the cash consideration only by signing an affidavit to that effect and, if required by Thomas & Betts, posting a bond in an amount sufficient to protect Thomas & Betts against claims by any other party related to your lost, stolen or destroyed Lamson common share certificate.

The merger consideration paid in the merger will be net to the holder of Shares in cash, subject to reduction only for withholding of any applicable federal, state, local or foreign taxes or stock transfer taxes payable by shareholders.

Payment of Special Cash Dividend

The special cash dividend is conditioned upon consummation of the merger. The special cash dividend will be paid to holders of record on the closing date of the merger, in connection with the closing of the merger. You will not receive the special cash dividend until you receive the cash consideration.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Lamson, including representations and warranties relating to:

•	corporate organization, good standing, ownership of subsidiaries and similar matters;

•	capital structure and equity securities;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	receipt of a fairness opinion from PWP;

•	board of directors approval of the merger;

•	absence of conflicts with charter documents, applicable law or certain contracts;

•	absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	accuracy and sufficiency of reports and financial statements filed with the SEC;

•	sufficiency of disclosure controls and internal controls over financial reporting;

•	the absence of certain changes or events and the conduct of business in the ordinary course since December 31, 2006;

•	the absence of material undisclosed liabilities;

•	material legal proceedings;

•	tax matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	labor and employee matters;

•	compliance with applicable law, court orders and regulatory matters;

•	material contracts;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	assets and property, including ownership of certain real property;

•	the inapplicability of state takeover statutes;

•	the amendment of Lamson’s shareholder rights agreement, referred to as the Rights Agreement, in connection with the merger;

•	brokers’ fees payable in connection with the merger; and

•	the accuracy of Company information included in this proxy statement.

The merger agreement also contains a number of representations and warranties by Thomas & Betts and T&B Acquisition II Corp. including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	board of directors approval of the merger;

•	absence of conflicts with charter documents, applicable law or certain contracts;

•	absence of required governmental or third party consents in connection with the execution and delivery of the merger agreement or the closing of the merger;

•	ownership of Lamson common shares;

•	the accuracy of information supplied to Lamson for inclusion in this proxy statement;

•	sufficiency of financial resources to pay the aggregate cash consideration; and

•	the operations of T&B Acquisition II Corp. since its formation.

Significant portions of the representations and warranties of Lamson, Thomas & Betts and T&B Acquisition II Corp. are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect means, when used in connection with Lamson, material adverse effect on (i) the business, assets, financial condition or results of operations of the Lamson and its subsidiaries, taken as a whole or (ii) the ability of the Lamson to timely perform its obligations under the merger agreement or consummate the merger and other transactions contemplated by the merger agreement except, in the case of clause (i), any such effect resulting from any of the following (but so long as, in the case of the first four bullets below, the effects on the Lamson and its subsidiaries is not disproportionate to that on other companies in the industries in which Lamson and its subsidiaries operate):

•	general changes in the industries in which the Lamson and its subsidiaries operate;

•	changes in general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of Lamson common shares (it being understood that any fact, development, event, circumstance or change underlying such fluctuations may constitute or contribute to a material adverse effect));

•	acts of war, insurrection, sabotage or terrorism;

•	changes in United States generally accepted accounting principles, which are referred to as GAAP, or the accounting rules or regulations of the SEC;

•	changes that can be shown to be proximately caused by the negotiation, execution or the announcement of the merger agreement, or the consummation of the transactions contemplated thereby (including the merger), including the impact thereof on relationships, contractual or otherwise, with Lamson customers, suppliers, distributors, or employees;

•	the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the other transactions contemplated by the merger agreement; or

•	the failure, in and of itself, by the Lamson to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement (it being understood that any fact, development, event, circumstance or change underlying such failure may constitute or contribute to a material adverse effect).

Covenants and Agreements

Operating Covenants

We have agreed, with certain exceptions disclosed to Thomas & Betts, that during the period from the date of the merger agreement until the effective time of the merger:

•	the Company and its subsidiaries will conduct business only in the ordinary course of business consistent with past practice and each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact, maintain in effect permits, consents, approvals and authorizations, keep available the services of its directors, officers and employees, and maintain existing relations with customers, suppliers, employees, creditors and others having material business relationships with it;

•	the Company will not, and will not permit any subsidiary to, amend its or their Amended Articles of Incorporation or Amended Code of Regulations or similar documents;

•	neither the Company nor any of its subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property or otherwise with respect to its capital stock or other securities; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of Company securities other than in connection with the Rights Agreement or Lamson common shares reserved for issue related to the exercise of outstanding stock options, (C) split, combine, amend the terms of or reclassify the outstanding Lamson common shares or any outstanding capital stock or other securities of any of the subsidiaries of the Company or (D) offer to or actually redeem, purchase or otherwise acquire, directly or indirectly, any Company securities;

•	except in the ordinary course of business or as required under the terms of any Company employee benefits plan, the Company and its subsidiaries will not (A) make any change in the compensation or fringe benefits payable or to become payable to any of its officers, directors, employees, agents, consultants (other than general increases in wages to employees who are not officers, directors or affiliates of the Company in the ordinary course of business consistent with past practice) or persons providing management services, (B) enter into or amend any employment, severance, consulting, termination or other agreement or Company employee benefits plan or (C) make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an Company employee benefits plan or otherwise;

•	except as required under the terms of any Company employee benefits plan, the Company and its subsidiaries will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate of the Company or its subsidiaries, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or its subsidiaries of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company employee benefits plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant of the Company or its subsidiaries;

•	neither the Company nor any of its subsidiaries will (A) create, incur, suffer to exist or assume any indebtedness other than trade payables in the ordinary course of business consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (C) make any loans, advances or capital contributions to, or investments in, any other person (other than investments or contributions to wholly owned subsidiaries in the ordinary course of business consistent with past practice);

•	neither the Company nor any of its subsidiaries will (A) enter into, amend or modify in any material respect or terminate any lease or sublease for real property or any material contract or any contract that would be a material contact if entered into prior to the date of the merger agreement other than with respect to certain agreements in the ordinary course consistent with past practices or (B) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its subsidiaries;

•	neither the Company nor any of its subsidiaries will settle, or offer or propose to settle, (A) any material proceeding involving or against the Company or any of its subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any proceeding that relates to the transactions contemplated by the merger agreement;

•	neither the Company nor any of its subsidiaries will make or authorize any capital expenditure;

•	neither the Company nor any of its subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company’s financial statements filed with the SEC on and after January 1, 2005 (or the notes to such financial statements);

•	neither the Company nor any of its subsidiaries will (A) change any material tax election, (B) change any of the accounting methods or accounting principles or practices used by it unless required by GAAP or applicable law, (C) settle or enter into any closing agreement with respect to any material tax claim or assessment or (D) consent to any material tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

•	neither the Company nor any of its subsidiaries will adopt (A) a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, securities, properties, interests or businesses, other than, in either case, supplies and inventory in the ordinary course of business and consistent with past practice;

•	neither the Company nor any of its subsidiaries will willfully take any action that would make any representation or warranty of the Company in the merger agreement inaccurate in any material respect at, or as of any time before, the effective time of the merger; and

•	neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries or our or their directors, officers, employees or representatives (including any investment banker, attorney, accountant or other agent, advisor or representative retained by us or any of our subsidiaries) to directly or indirectly:

•	solicit, initiate or take any action to encourage or facilitate any takeover proposal;

•	except as permitted below, enter into any agreement with respect to any takeover proposal;

•	except as permitted below, enter into or participate in any discussions or negotiations with, or furnish to any person any non-public information; or

•	grant any waiver or release under any standstill or similar agreement, or under the Rights Agreement.

The merger agreement provides that, notwithstanding the restrictions described above, if, at any time prior to the time that our shareholders adopt the merger agreement, we receive an unsolicited, bona fide, written takeover proposal, we may, if our Board determines in good faith, after consultation with outside legal counsel and financial advisors, that (i) such takeover proposal is reasonably likely to lead to a superior proposal and (ii) failing to take any such action would be inconsistent with the fiduciary duties of the Board, furnish information concerning our business, properties or assets to any third party making such a takeover proposal, and may negotiate and participate in discussions with third parties concerning such takeover proposal to the extent that prior to furnishing the information, we have received an executed confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement between us and Thomas & Betts.

We have also agreed to keep Thomas & Betts informed of the status and details of such discussions and negotiations, including promptly notifying Thomas & Betts (and in any event within two business days) of the existence of any such proposal and providing Thomas & Betts with any non-public information provided to the third party making the takeover proposal, and to otherwise comply with the terms of our no solicitation obligations (including furnishing required notices) set forth in the merger agreement.

The Board cannot approve or recommend, or propose to approve or recommend, any takeover proposal, permit the Company to enter into any letter of intent or agreement with respect to a takeover proposal, or withdraw or modify, or propose publicly to modify, in a manner adverse to Thomas & Betts the Board’s recommendation of the merger, which is referred to as an adverse recommendation change . Notwithstanding the foregoing restrictions, the Board may, in response to a superior proposal that was not solicited by the Company, (x) terminate the merger agreement and cause the Company to enter into an agreement with respect to such superior proposal (see “— Termination” beginning on page 45 for applicable termination procedures and requirements and “— Termination Fees” beginning on page 46 for applicable termination fees), and/or (y) make an adverse recommendation change, but only if, in the case of clauses (x) and (y):

•	the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take any such action would be inconsistent with the fiduciary duties of the Board;

•	the Company has provided Thomas & Betts with written notice at least four business days before making an adverse recommendation change or terminating the merger agreement and attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the party making such superior proposal));

•	the Company causes its financial and legal advisors to, during such four business day period, negotiate with Thomas & Betts and T&B Acquisition II Corp. in good faith (to the extent Thomas & Betts and T&B Acquisition II Corp. desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such takeover proposal ceases to constitute a superior proposal; and

•	Thomas & Betts does not make, during such four business day period, an offer that is at least as favorable in the aggregate to Company shareholders as such superior proposal.

A “superior proposal” as used herein means a bona fide unsolicited written “takeover proposal” (which definition shall be read, for this purpose, without the word “inquiry”), for at least a majority of the outstanding Lamson common shares or 50% or more of the consolidated assets of the Company and for which the financing, if a cash transaction (whether in whole or in part) is then fully committed, that the Board determines in good faith, after consultation with outside legal counsel and its financial advisor and taking into account all legal, financial and regulatory and other aspects of the takeover proposal (including, among other things, any termination fees, expense reimbursement and conditions to closing), the person making the takeover proposal and all relevant material terms of such takeover proposal, the merger agreement (including any changes to the merger agreement proposed by

Thomas & Betts in response to a takeover proposal), is more favorable from a financial point of view to the shareholders of the Company than the merger and the other transactions contemplated by the merger agreement.

A “takeover proposal” as used herein means (i) any inquiry, proposal or offer for a merger, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution business combination or other similar transaction involving the Company or any of its subsidiaries (in the case of its subsidiaries, only to the extent such subsidiaries represent more than 20% of the consolidated assets of the Company), (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Lamson common shares or other voting securities of the Company, (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or its subsidiaries representing more than 20% of the consolidated assets of the Company, in each case, other than the transactions contemplated by the merger agreement, or (iv) any inquiry, proposal or offer in relation to any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

Nothing described above limits our ability to take actions to comply with our disclosure obligations under Rules 14d-9 and 14e-2 of the Exchange Act with regard to a takeover proposal or to make such disclosure the our shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law.

Regulatory and Antitrust Approvals

We and Thomas & Betts have agreed to use our commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete the merger, including:

•	satisfying our and Thomas & Betts’ conditions to effecting the merger;

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents from third parties;

•	executing and delivering any additional instruments necessary to complete the merger and to fully carry out the purposes of the merger agreement.

In addition, we and Thomas & Betts have each agreed to:

•	prepare and file this proxy statement with the SEC;

•	file a notification and report form under the HSR Act with the FTC and the Antitrust Division, which notification and report forms were filed on August 29, 2007;

•	promptly inform each other of and provide each other copies of any communications or correspondence received from, or given to any governmental entity;

•	promptly provide any information requested by any governmental antitrust entity; and

•	use commercially reasonable efforts to resolve any objections that may be asserted by any governmental antitrust entity with respect to the transactions contemplated by the merger agreement. In connection therewith, if any claim, lawsuit or action is instituted (or threatened to be instituted) challenging any of the transactions contemplated by the merger agreement as violative of any antitrust laws, we and Thomas & Betts have agreed to cooperate and use all commercially reasonable efforts vigorously to contest and resist any such claim, lawsuit or action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the merger or any other transactions contemplated by the merger agreement, unless, by mutual agreement, we and Thomas & Betts decide that litigation is not in our respective best interests. Each of we and Thomas & Betts agreed to use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other antitrust laws with respect to the transactions contemplated by the merger agreement (including the merger) as promptly as possible after the execution of the merger agreement. Notwithstanding anything to the contrary in the merger agreement, the parties agreed that commercially reasonable efforts do not require, and that no other provision in the merger agreement shall be construed as requiring, (i) the entry into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated by the merger agreement or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), granting a license, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of Thomas & Betts’, Lamson’s, or the surviving corporation in the merger’s subsidiaries or any of their respective affiliates’ businesses, assets or properties.

Access to Information; Confidentiality

During the period prior to the effective time of the merger, we will provide Thomas & Betts and its representatives such information as Thomas & Betts shall reasonably request with respect to the Company and our subsidiaries and our offices, properties, employees and books and records. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between the Company and Thomas & Betts.

Meeting of Our Shareholders

We have agreed to promptly call and hold a meeting of our shareholders for the purpose of voting on the proposal to adopt the merger agreement, which meeting is the subject of this proxy statement. We have also agreed to recommend to our shareholders that the merger agreement be adopted and to solicit proxies from our shareholders entitled to vote on the adoption of the merger agreement.

Indemnification and Insurance

Under the merger agreement, Thomas & Betts has agreed, for a period of six years after the effective time of the merger, to cause the surviving company in the merger to indemnify and hold harmless each current and former director and officer Lamson and its subsidiaries from liability and expenses for matters arising at or prior to the completion of the merger to the fullest extent provided by applicable Ohio law and Lamson’s organizational documents, and to the same extent that they would have been indemnified as a Lamson director or officer under indemnification agreements they may have had with Lamson. Thomas & Betts also has agreed that for six years after the effective time of the merger, to maintain directors’ and officers’ liability insurance coverage for the benefit of the officers and directors of Lamson that is at least as favorable to the insureds as the policy maintained by Lamson immediately prior to the effectiveness of the merger, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

Employee Benefit Matters

For a period of one year following completion of the merger, Thomas & Betts has agreed to maintain employee benefit plans that provide employee benefits which are not less favorable, in the aggregate, to the benefits provided under Lamson’s employee benefit plans, other than equity-based compensation plans or arrangements.

Thomas & Betts has further agreed that with respect to any Thomas & Betts benefit plan in which an employee of Lamson first becomes eligible to participate on or after the effective time of the merger, it will (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee and his or her dependents, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately before the effective time of the merger under the analogous Lamson benefit plan, (ii) provide such employee and his or her dependents with credit for any co-payments and deductions paid before becoming eligible to participate in the Thomas & Betts benefit plan under the analogous Lamson benefit plan, and (iii) recognize all service of such employee with Lamson and its subsidiaries that was recognized by

Lamson prior to the effective time of the merger for purposes of eligibility and vesting under any analogous Thomas & Betts benefit plans.

Additional Agreements

The merger agreement contains additional agreements between us and Thomas & Betts relating to, among other things:

•	commercially reasonable efforts to fulfill the conditions to complete the merger;

•	consultations regarding public announcements;

•	notification of certain changes;

•	payoff of our existing debt facility; and

•	cooperation with respect to our outstanding industrial revenue bonds.

Conditions of the Merger

The obligation of each party to effect the merger is subject to the satisfaction or waiver on or before the closing date of the following conditions:

•	adoption of the merger agreement by Lamson shareholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act will have terminated or expired; and

•	no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition, each of which is referred to as a transaction restraint, shall be in effect preventing the consummation of the merger.

The obligation of Thomas & Betts to effect the merger is also subject to the satisfaction or waiver of the following conditions:

•	accuracy as of the effective time of the merger of the representations and warranties made by us to the extent specified in the merger agreement;

•	we shall have performed in all material respects all of its obligations under the merger agreement at or prior to the closing date;

•	there shall not have been instituted or be pending any action or proceeding by any governmental entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the merger, (ii) seeking to restrain or prohibit Thomas & Betts’, T&B Acquisition II Corp.’s or any of Thomas & Betts’ other affiliates’ (x) ability effectively to exercise full rights of ownership of the Lamson common shares, including the right to vote any Lamson common shares acquired or owned by Thomas & Betts, T&B Acquisition II Corp. or any of Thomas & Betts’ other affiliates following the effective time of the merger on all matters properly presented to the Company’s shareholders or (y) ownership or operation of all or any portion of the business or assets of the Company and its subsidiaries or of Thomas & Betts and its subsidiaries, (iii) seeking to compel Thomas & Betts or any of its subsidiaries or affiliates to dispose of or hold separate any portion of the business or assets of the Company, any of the Company’s subsidiaries, Thomas & Betts or any of its subsidiaries or (iv) that otherwise would reasonably be expected to have a material adverse effect, such actions and proceedings are referred to as antitrust impediments; and

•	no event shall have occurred that would have a material adverse effect on the Company.

The obligation of Lamson to effect the merger is also subject to the satisfaction or waiver of the following conditions:

•	accuracy as of the effective time of the merger of the representations and warranties made by Thomas & Betts and T&B Acquisition II Corp. to the extent specified in the merger agreement; and

•	Thomas & Betts shall have performed in all material respects all of its obligations under the merger agreement at or prior to the closing date.

We and Thomas & Betts can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

We and Thomas & Betts may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either party may terminate the merger agreement, without the consent of the other, before the effective time of the merger if:

•	the merger is not consummated by January 31, 2008, referred to as the outside date, or such later time as we and Thomas & Betts may agree; provided that the outside date will be extended to April 30, 2008, if all conditions to the closing of the merger have been fulfilled other than the absence of an a transaction restraint or the expiration or termination of the waiting period under the HSR Act; provided, that a party whose material breach of a representation, warranty or covenant set forth in the merger agreement results in a failure of the merger to be consummated by such time will not be able to terminate under this provision;

•	a transaction restraint, which in the case of an order of any court or other government entity is final and nonappealable, prohibits the merger, provided that the party exercising its right to terminate has used its commercially reasonable efforts to prevent the entry of such permanent injunction; or

•	our shareholders fail to adopt the merger agreement at the special meeting (including any adjournments or postponements thereof).

Thomas & Betts can terminate the merger agreement before the effective time of the merger if:

•	the Board has made an adverse recommendation change;

•	Lamson (or any officer, director, banker or counsel of Lamson) has willfully and materially breached its covenant not to solicit any takeover proposal as described under “— No Solicitation” beginning on page 40 or its covenant to hold a meeting of its shareholders to vote to adopt the merger agreement and to use reasonable best efforts to obtain the requisite vote for such adoption; or

•	Lamson breaches or fails to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform results in the failure of certain conditions to completion of the merger being satisfied, and such conditions are incapable of being satisfied by the outside date.

Lamson can terminate the merger agreement before the effective time of the merger if:

•	Thomas & Betts breaches or fails to perform any representation, warranty covenant or agreement set forth in the merger agreement, which breach or failure to perform results in the failure of certain conditions to completion of the merger being satisfied, and such conditions are incapable of being satisfied by the outside date; or

•	the Board authorizes Lamson to enter into a written agreement concerning a superior proposal and pays the related termination fee (as described below).

Termination Fees

Lamson

Lamson must pay Thomas & Betts a $15 million termination fee (less any Thomas & Betts transaction expenses, as described below under “— Lamson Reimbursement of Thomas & Betts’ Transaction Expenses,” previously paid by Lamson) if the merger agreement is terminated:

•	by Thomas & Betts if (i) the Board has made an adverse recommendation change or (ii) Lamson (or any officer, director, banker or counsel of Lamson) has willfully and materially breached its covenant not to solicit any takeover proposal as described under “— No Solicitation” beginning on page 40 or its covenant to hold a meeting of its shareholders to vote to adopt the merger agreement and to use reasonable best efforts to obtain the requisite vote for such adoption; or

•	by either Thomas & Betts or Lamson if Lamson’s shareholders fail to adopt the merger agreement at the special meeting, but only if (i) prior to the special meeting there was a bona fide takeover proposal made to the Company or directly to Lamson shareholders or generally known that had not been withdrawn prior to the time of the special meeting and (ii) within 12 months following the date of such termination, (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (B) a third party, directly or indirectly, acquires in one or more related transactions more than 50% of the consolidated assets of the Company; (C) a third party, directly or indirectly, acquires in one or more related transactions more than 50% of the outstanding Lamson common shares or voting securities of one or more of the Company’s subsidiaries whose net revenue, net income or assets, individually or in the aggregate, constitute 50% or more of the consolidated net revenue, net income or assets, as applicable, of the Company; or (D) the Company or any of its subsidiaries shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (A) through (C).

Thomas & Betts

Thomas & Betts must pay Lamson a $4 million termination fee if the merger agreement is terminated by either party because the merger has not been consummated by the outside date or because any transaction restraint arising under applicable antitrust laws prohibits the merger and at the time of such termination: all conditions to the closing of the merger have been satisfied or waived or are then capable of being satisfied other than (i) the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act, (ii) the absence of a transaction restraint arising under applicable antitrust laws or (iii) the absence of any antitrust impediment, and at the time of the termination Lamson is not in material breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement.

Lamson Reimbursement of Thomas & Betts’ Transaction Expenses

If the merger agreement is, or could be, terminated by Thomas & Betts or the Company because the merger agreement is not adopted by Company shareholders at the special meeting or any adjournment thereof, under circumstances in which the termination fee payable by the Company for such failure is not then payable, then the Company is obligated to pay to Thomas & Betts, following receipt of an invoice therefor, all of Thomas & Betts’ and T&B Acquisition II Corp.’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by them and their respective affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement, which fees and expenses are referred to as the Thomas & Betts transaction expenses and shall not be greater than $5 million; provided, that the existence of circumstances which could require the termination fee payable by the Company subsequently to become payable as provided in the merger agreement shall not relieve the Company of its obligations to pay the Thomas & Betts transaction expenses; and provided, further, that the Company’s payment of Thomas & Betts transaction expenses shall not relieve the Company of any subsequent obligation to pay such termination fee in accordance with the merger agreement.

Effect of Termination

If the merger agreement is terminated by either Lamson or Thomas & Betts in accordance with its terms, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of Lamson, Thomas & Betts or T&B Acquisition II Corp., other than certain provisions relating to publicity, the payment of fees and expenses and certain other general provisions which would survive the termination. However, no party will be relieved from any liability for any fraud or willful material breach of the merger agreement.

Amendment

The merger agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties. However, after the adoption of the merger agreement at the special meeting there will be no amendment made that would require further shareholder approval without the further approval of the Company’s shareholders.

Extension; Waiver

At any time before the effective time of the merger, any party may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in any representations or warranties or waive compliance with any of the covenants or conditions contained in the merger agreement. Any agreement on the part of either party to any such extension or waiver shall be valid only if in a written instrument signed on behalf of such party.

MARKET PRICE OF LAMSON COMMON SHARES

Lamson common shares are listed for trading on the NYSE under the Symbol “LMS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape. No dividends were declared on the Lamson common shares during the period covered by the table.

Fiscal Year Ended December 31, 2005	High ($)	Low ($)

First Quarter	10.17	8.75
Second Quarter	12.07	9.15
Third Quarter	18.32	11.95
Fourth Quarter	30.80	17.30
Fiscal Year Ended December 31, 2006
First Quarter	32.05	21.82
Second Quarter	29.63	21.03
Third Quarter	28.85	23.60
Fourth Quarter	25.32	20.74
Fiscal Year Ending December 31, 2007
First Quarter	31.15	23.00
Second Quarter	28.93	25.47
Third Quarter (through September 17, 2007)	27.90	18.48

The closing price of the Lamson common shares on the NYSE on August 15, 2007, the trading day prior to the announcement of the merger, was $19.64 per share. On September 17, 2007, the most recent practicable date before this proxy statement was printed, the closing price for the Lamson common shares on the NYSE was $26.73 per share.

LAMSON COMMON SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table sets forth as of September 17, 2007 (except as otherwise noted), the beneficial ownership of Lamson common shares by persons (including any “group” as defined in Section 13(d)(3) of the Exchange Act), known to Lamson to be beneficial owners of more than five percent of outstanding Lamson common shares, other than our directors or officers. This information is based on reports filed with the SEC by each of the individuals or firms listed in the table below. If you wish, you may obtain these reports from the SEC by visiting the SEC’s website at www.sec.gov. The number of Lamson common shares outstanding on September 17, 2007 was 15,849,285.

	Amount and
	Nature
Name and Address	of Beneficial		Percent of
of Beneficial Owner	Ownership(1)		Class

Starboard Value and Opportunity Master Fund Ltd. et al.	1,584,338	(2)	9.99%
666 Third Avenue, 26th Floor New York, NY 10017
Farhad Fred Ebrahimi	1,409,000	(3)	8.90%
205 Newbury Street Boston, MA 02116
Thompson, Siegel & Walmsley, Inc.	975,891	(4)	6.16%
6806 Paragon Place, Suite 300 P. O. Box 6883 Richmond, VA 23230
Batterymarch Financial Management, Inc.	840,220	(5)	5.31%
200 Clarendon Street Boston, MA 02116
Barclays Global Investors, NA	477,810	(6)	3.01%
Barclays Global Fund Advisors 45 Freemont Street San Francisco, CA 94105

(1)	“Beneficial Ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, you “beneficially” own Lamson common shares not only if you hold them directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or understanding), have (or share) the power to vote the stock, or to sell it, or you have the right to acquire it within 60 days.

(2)	Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss (collectively referred to as the Ramius holders) filed Amendment No. 5 to their Schedule 13D reporting beneficial ownership of 1,584,338 Lamson common shares as of August 16, 2007. The Ramius holders have the sole power to vote or direct the vote of 1,584,338 of such Lamson common shares and have the sole power to dispose of or direct the disposition of 1,584,338 of such Lamson common shares. Admiral Advisors is the investment manager for Starboard and is the managing member of Parche. Ramius is the sole member of Admiral Advisors. C4S is the managing member of Ramius. Messrs Cohen, Stark, Solomon and Strauss are managing members of C4S.

(3)	Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi reported shared beneficial ownership of 1,409,000 Lamson common shares as of January 20, 2006 on Amendment No. 5 to Schedule 13D, filed with the SEC on July 11, 2006. Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi have the sole power to vote or direct the vote of 1,409,000 of such Lamson common shares and have the sole power to dispose of or direct the disposition of 1,409,000 of such Lamson common shares.

(4)	Thompson, Siegel, & Walmsley, Inc. reported beneficial ownership of 975,891 Lamson common shares on a Schedule 13G, which was filed with the SEC on February 12, 2007. Thompson, Siegel, & Walmsley, Inc. reported that it has the sole power to vote or direct the vote of 975,891 of such Lamson common shares and has the sole power to dispose of or direct the disposition of 975,891 of such Lamson common shares.

(5)	Batterymarch Financial Management, Inc. reported the ownership of 840,220 Lamson common shares on a Schedule 13G, which was filed with the SEC on February 12, 2007. Batterymarch Financial Management, Inc. reported that it has the sole power to vote or direct the vote of 840,220 of such Lamson common shares and has the sole power to dispose of or direct the disposition of 840,220 of such Lamson common shares.

(6)	Barclays Global Investors, NA and Barclays Global Fund Advisors reported beneficial ownership of 477,810 Lamson common shares on Amendment No. 2 to Schedule 13G, which was filed with the SEC on September 10, 2007. Barclays Global Investors, NA and Barclays Global Fund Advisors reported that they have the sole power to vote or direct the vote of 455,725 of such Lamson common shares and have the sole power to dispose of or direct the disposition of 477,810 of such Lamson common shares.

LAMSON COMMON SHARE OWNERSHIP BY MANAGEMENT AND DIRECTORS

The following table sets forth, as of September 15, 2007, the beneficial ownership of Lamson common shares by each director and each of our five most highly-compensated executive officers, and the percent of cumulative beneficial ownership of all such directors and executive officers as a group.

	Amount and
	Nature
	of Beneficial	Percent of
Name	Ownership(1)(2)	Class

John B. Schulze	496,567	3.1
Michael J. Merriman, Jr.	34,564		*
James J. Abel	562,628	3.5
Donald A. Gutierrez	146,509		*
Norman P. Sutterer	58,671		*
Eileen E. Clancy	51,988		*
James T. Bartlett	57,275		*
William H. Coquillette	22,233		*
John C. Dannemiller	95,196		*
George R. Hill	88,553		*
William E. MacDonald, III	5,869		*
A. Malachi Mixon, III	82,224		*
D. Van Skilling	69,780		*
All executive officers and directors as a group (17 persons)	1,924,534	11.4

*	Less than 1 percent.

(1)	Includes the following number of Lamson common shares which are not owned of record but which could be acquired by the individual within 60 days after September 24, 2007 upon the exercise of outstanding options under our stock option plans: Mr. Schulze — 238,267; Mr. Merriman — 0; Mr. Abel — 305,000; Mr. Gutierrez — 111,667; Mr. Sutterer — 25,000; Ms. Clancy — 30,000; Mr. Bartlett — 4,000; Mr. Coquillette — 12,000; Mr. Dannemiller — 20,000; Dr. Hill — 4,000; Mr. MacDonald — 0; Mr. Mixon — 19,000; Mr. Skilling — 6,000; and all other executive officers as a group — 106,750.

(2)	Includes shares held jointly or in the name of the director’s spouse, minor children, or relatives sharing his home, reporting of which is required by applicable rules of the SEC. Unless otherwise indicated, or in the case of joint ownership, the listed individuals possess sole voting power and sole investment power with respect to such shares. The figure for Mr. Schulze includes 700 shares owned by his wife, to which he has disclaimed beneficial ownership. No other director or executive officer has disclaimed beneficial ownership of any shares.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.

Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Lamson who file electronically with the SEC. The address of that site is http://www.sec.gov. Lamson SEC filings are also available, free of charge, on our website, at http://www.lamson-sessions.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 19, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to Lamson shareholders nor the payment of cash in the merger shall create any implication to the contrary.

We have “incorporated by reference” certain information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference any documents filed by us pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, ITS SCHEDULES AND LIST OF ITS EXHIBITS. REQUESTS SHOULD BE SENT TO THE LAMSON & SESSIONS CO., ATTN: CORPORATE SECRETARY, 25701 SCIENCE PARK DRIVE, CLEVELAND, OHIO 44122.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

Lamson does not currently expect to hold an annual meeting of shareholders because Lamson will not be a separate public company after the merger is consummated. If the merger is not consummated and such a meeting is held, Lamson will further notify shareholders of the date when proposals intended to be presented at the next annual meeting of shareholders must be received at Lamson’s headquarters to be included in Lamson’s form of proxy, notice of meeting and proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
THOMAS & BETTS CORPORATION,
T&B ACQUISITION II CORP.
and
THE LAMSON & SESSIONS CO.
dated as of
August 15, 2007

A-i

A-ii

Page

Section 9.6	Entire Agreement; No Third Party Beneficiaries	A-30
Section 9.7	Severability	A-30
Section 9.8	Governing Law	A-30
Section 9.9	Assignment	A-30
Section 9.10	Consent to Jurisdiction	A-30
Section 9.11	Specific Enforcement	A-30

ARTICLE X DEFINITIONS; INTERPRETATION
Section 10.1	Cross References	A-31
Section 10.2	Certain Terms Defined	A-32
Section 10.3	Other Definitional and Interpretative Provisions	A-35

SCHEDULES
Company Disclosure Letter Sections
Section 3.1	Organization
Section 3.3	Consents and Approvals; No Violations
Section 3.4	Capitalization
Section 3.5	SEC Reports and Financial Statements
Section 3.6	Absence of Certain Changes
Section 3.7	Undisclosed Material Liabilities
Section 3.8	Compliance with Laws and Court Orders
Section 3.9	Material Contracts
Section 3.11	Litigation
Section 3.12	Labor Matters
Section 3.13	Employee Compensation and Benefit Plans; ERISA
Section 3.14	Properties
Section 3.15	Intellectual Property
Section 3.16	Environmental Laws
Section 3.17	Taxes
Section 5.1	Interim Operations
Section 6.7	D&O Insurance

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 15, 2007, by and among Thomas & Betts Corporation, a Tennessee corporation (“Parent”), T&B Acquisition II Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and The Lamson & Sessions Co., an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share (collectively, the “Shares”), without par value, of the Company (collectively, the “Common Stock”), other than Dissenting Shares and any shares of Common Stock owned by Parent or any of its Subsidiaries or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3  Effective Time.  The parties to this Agreement shall cause a certificate of merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree), with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with, the relevant provisions of Ohio Law. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Ohio or such time as is agreed upon by the parties and specified in the certificate of merger (such time is referred to in this Agreement as the “Effective Time”).

Section 1.4  Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time all the assets, property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, except that the corporate name of Merger Sub shall at the Effective Time be changed to the corporate name of the Company, until the Articles of

Incorporation of the Surviving Corporation are thereafter further amended as provided by Law and such Articles of Incorporation.

(b) At the Effective Time, the Code of Regulations of Merger Sub, as in effect immediately before the Effective Time, will be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

Section 1.6  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of Shares or securities of Parent or Merger Sub:

(a) At the Effective Time each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $27.00 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), upon (i) surrender of the certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 2.2 or (ii) in the case of an uncertificated Share which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (an “Uncertificated Share”), transfer of such Uncertificated Share in the manner provided in Section 2.2. All such Shares, when so converted at the Effective Time, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. As of the Effective Time each holder of a Certificate or an Uncertificated Share will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender or transfer of such Certificate or Uncertificated Shares in accordance with Section 2.2, without interest.

(b) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Shares.

(c) Each share of common stock, without par value, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

Section 2.2  Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (the “Payment Fund”) the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. The Paying Agent shall invest the funds provided by Parent in the manner specified by Parent, and interest payable thereon shall be solely for the account of Parent or the Surviving Corporation.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Uncertificated Shares will pass, only upon delivery or transfer, as applicable, to the Paying Agent and will be in such form and have such other provisions as the Company and Merger Sub may reasonably agree) and (ii) instructions for use in surrendering Certificates or Uncertificated Shares in exchange for the Merger Consideration. Each holder of a Certificate, Certificates or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender such Certificate, Certificates or Uncertificated Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon (A) delivery of a properly completed letter of transmittal and the surrender of Certificates or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in each case, on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Uncertificated Shares, in exchange for the Certificates or Uncertificated Shares, cash in an amount equal to the Merger Consideration in respect of the Shares represented by such Certificate or such Uncertificated Shares, without interest. Until so surrendered, each Certificate or Uncertificated Share (other than Certificates and Uncertificated Shares representing Dissenting Shares and Certificates and Uncertificated Shares representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent or in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Uncertificated Shares, without interest.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Merger Sub or the Paying Agent that such tax either has been paid or is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares, subject, however to the Surviving Corporation’s obligation to pay any unpaid cash dividends with a record date prior to the Effective Time that have been properly declared by the Company on such Shares in accordance with the terms of this Agreement.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Uncertificated Shares will cease to have any rights with respect to such Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates or transfer of Uncertificated Shares which immediately before the Effective Time represented outstanding Shares.

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), Certificates and other documents in its possession relating to the transactions contemplated hereby (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Uncertificated Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Uncertificated Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by any such holders of shares of Company Stock three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The Merger Consideration paid in the Merger will be net to the holder of Shares in cash, subject to reduction only for withholding of any applicable federal, state, local or foreign taxes or, as set forth in Section 2.2(c), stock transfer taxes payable by such holder. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.3  Treatment of Stock Plans.

(a) At the Effective Time each holder of a then-outstanding option (the “Options”) to purchase Shares under the Stock Plans will be entitled to receive, in settlement thereof, for each Share subject to such Option, a cash payment equal to the product of (i) the excess, if any, of the sum of (x) the Merger Consideration plus (y) any cash dividends declared by the Company in accordance with Section 5.1 (such dividends together with the Merger Consideration, the “Equity Consideration”) (or, if greater in the case of the Company’s 1988 Incentive Equity Performance Plan, the “Change in Control Price,” as defined therein) over the per share exercise price of the Options and (ii) the number of Shares subject to such holder’s Options not previously exercised, whether or not then vested and exercisable.

(b) At the Effective Time, each holder of a then-outstanding stock appreciation right (a “SAR”) with respect to Shares under the Stock Plans will be entitled to receive, in settlement thereof, for each Share subject to such SAR a cash payment equal to the product of (i) the excess, if any, of the Equity Consideration over the base price per Share under the SAR and (ii) the number of Shares subject to such holders’ SARs not previously exercised, whether or not then vested and exercisable.

(c) Each outstanding unvested restricted share issued pursuant to a Stock Plan (each, a “Restricted Share”) shall, at the Effective Time, be vested and no longer subject to restrictions and will be canceled and be converted into, and become the right to receive, the Merger Consideration, which shall be payable in accordance with Section 2.1(a).

(d) All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of federal, state, local or foreign taxes and shall be paid without interest. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the applicable Options, SARs or Restricted Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

(e) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from the holders of Options, SARs and Restricted Shares under the Stock Plans and take all such other lawful action as may be necessary (which include, but are not limited to, satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3; provided, that notwithstanding any other provision of this Section 2.3, payment may be withheld in respect of any Option, SAR or Restricted Share until such necessary consents are obtained. Except as otherwise agreed to in writing by the parties, (i) the Stock Plans will terminate as of the Effective Time and (ii) the Company shall use its reasonable best efforts to assure that following the Effective Time, no participant in the Stock Plans shall have any right under the Stock Plans to acquire the capital stock of the Company or the Surviving Corporation.

(f) Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the Transactions, and any other dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Board of Directors of the Company (the “Company Board”) or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 2.4  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Shares in accordance with Ohio Law (including but not limited to Section 1701.85 of Ohio Law) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal (“Dissenting Shares”), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Ohio Law.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his, her or its Shares under Ohio Law effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of the Certificate or Certificates representing such Shares or transfer of Uncertificated Shares pursuant to Section 2.2.

(c) The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Ohio Law received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

Section 2.5  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6  Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the outstanding Shares shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or pursuant to the Company Rights Agreement, but excluding any change that results from any exercise of Options, the Merger Consideration, and any dividends permitted to be declared by the Company prior to the Effective Time pursuant to Section 5.1, shall be appropriately adjusted.

Section 2.7  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the corresponding section of the letter from the Company, dated the date hereof, addressed to Merger Sub and Parent (the “Company Disclosure Letter”) (or in a different section of the Company Disclosure Letter where the applicability of such disclosure to the applicable Section of this Agreement is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Amended Articles of Incorporation and the Amended Code of Regulations of the Company, each as currently in effect.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of all of the Company’s Subsidiaries and their jurisdictions of organization. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries owns any equity interest in any corporation or other Person.

Section 3.2  Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except for the affirmative vote of the holders of two-thirds of the outstanding Shares as contemplated by Section 6.2. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of two-thirds of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock that is necessary to approve the Merger or the Transactions and approve and adopt this Agreement.

(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders and has declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) resolved (subject to Section 5.2) to recommend adoption of this Agreement by its shareholders (such recommendation, the “Company Board Recommendation”) and (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the Transactions contemplated hereby (a copy of which amendment was provided to Parent by the Company prior to the date of this Agreement).

Section 3.3  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) contravene or conflict with or result in any breach of any provision of the Amended Articles of Incorporation or the Amended Code of Regulations of the Company or similar organizational documents of any of the Company’s Subsidiaries, (b) require any filing with or any other action by or in respect of, or permit, authorization, consent or approval of, any domestic, foreign, federal, state or local court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative authority, department or agency (a “Governmental Entity”), (c) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or the loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, approval, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the “Company Agreements”), (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries or (e) contravene, conflict with or violate or breach any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (b), (c), (d) or (e) where failure to obtain such permits, authorizations, consents or approvals or to make such filings or take such actions, or where such violations, breaches or defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4  Capitalization.

(a) The authorized capital stock of the Company consists of 1,200,000 shares of serial preferred stock, par value of $10.00 per share (the “Preferred Stock”), 3,000,000 shares of serial preference stock, without par value (the “Preference Stock”), and 40,000,000 shares of Common Stock, without par value. As of August 14, 2007, (i) no shares of Preferred Stock were issued and outstanding, (ii) no shares of Preference Stock were issued and outstanding, (iii) 15,849,201 Shares and Restricted Shares (including shares of restricted stock and shares of performance accelerated restricted stock) (in the aggregate) were outstanding, (iv) no shares of Common Stock were issued and held in the treasury of the Company and (v) 581,097 shares of Common Stock are reserved for issuance under the Stock Plans in respect of outstanding and future awards. Section 3.4(a) of the Company Disclosure Letter discloses as of August 14, 2007 (A) the number of shares subject to each outstanding Option, including with respect to each such Option the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto, (B) the number of Restricted Shares, including with respect to each such share and unit the holder, date of grant and vesting schedule, and (C) the number of SARs, including with respect to each such SAR, the holder, date of grant, exercise price, vesting schedule and number of Shares to which it relates. All the outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options outstanding as of the date hereof and as provided in the Rights Agreement, dated September 8, 1998 and as amended on May 5, 2005, by and between the Company and National City Bank (the “Company Rights Agreement”), there are no issued, reserved for issuance or outstanding (v) shares of capital stock or other voting securities of the Company, (w) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company or any of its Subsidiaries, (x) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (y) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (v) though (y) being referred to collectively as the “Company Securities”) or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. No Subsidiary of the Company owns any Shares.

(b) All of the outstanding shares of capital stock or other equity interest of each of the Subsidiaries are beneficially and of record owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims, mortgages, pledges or other encumbrances and restrictions of any nature whatsoever.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

Section 3.5  SEC Reports and Financial Statements.  (a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended prior to the date hereof since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents, including any financial statements or schedules included therein (A) did not, and each Company SEC Document filed after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company SEC Documents or necessary in order to make the statements in the Company SEC Documents, in light of the circumstances under which they were made, not misleading and (B) complied, and each Company SEC Document filed after the date hereof will comply, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act or the Securities Act, as the case may be. None of the Company’s Subsidiaries are required to file any forms, reports, schedules, statements, prospectuses, registration statements or other documents with the SEC. Each of the consolidated financial statements included or incorporated by reference in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements.

(b) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(c) Since January 1, 2005, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with

GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the New York Stock Exchange, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Except as disclosed in the Company SEC Documents, since December 31, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act. Section 3.5(f) of the Company Disclosure Letter describes, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since December 31, 2003.

Section 3.6  Absence of Certain Changes.  Since December 31, 2006, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not occurred any event, occurrence, circumstance, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 5.1.

Section 3.7  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the balance sheet included in the Financial Statements included in the Company’s Annual Report on Form 10-K dated as of December 31, 2006 or in the notes thereto, and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2006 or as expressly contemplated by this Agreement in each case that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.8  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2004, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9  Material Contracts.  (a) Neither the Company nor any Subsidiary is a party to or bound by:

(i) any lease or sublease of personal property providing for annual rentals of $100,000 or more;

(ii) any agreement or series of related agreements for the purchase or sale of materials, supplies, goods, services, equipment or other assets that either (A) has a term of greater than one (1) year or (B) provides for either (1) annual payments by or to the Company and its Subsidiaries of $100,000 or more or (2) aggregate payments by or to the Company and its Subsidiaries of $500,000 or more;

(iii) any partnership, joint venture or other similar agreement or arrangement;

(iv) any agreement relating to the acquisition or disposition of any business or any material amount of assets outside the ordinary course of business or securities of any Person (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 5.1;

(vi) any agreement that (A) limits the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Affiliates or, to the Knowledge of the Company, Parent or any of its Affiliates after the Effective Time or (B) contains exclusivity, “most favored nation” or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or, to the Knowledge of the Company, that would be binding on Parent or its Affiliates after the Effective Time;

(vii) any material agreement relating to any interest rate, currency or commodity hedging, and other material risk management or derivative arrangements;

(viii) any agreement or series of related agreements involving payments by or to the Company or any of its Subsidiaries that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement;

(ix) any agreement with a Related Party;

(x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed or required to be disclosed pursuant to Section 3.9(a) or Section 3.15(a)(ii) (the “Material Contracts”) is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder except for such events or circumstances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment (including all amendments, modifications, extensions and renewals thereto and waivers thereunder) have made available to Parent prior to the date hereof.

Section 3.10  Information Supplied.  Neither the proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference therein supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11  Litigation.  Except as set forth in the Annual Report on Form 10-K, dated as of December 31, 2006, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers, directors or employees in such capacity, or, to the Knowledge of the Company, any other Person for whom the Company or any of such Subsidiary may be liable or any of their respective properties that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or seeks to prevent, enjoin, alter or materially delay the Transactions. The Company is not a party or subject to or in default under any Order or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in a material impairment in the ability of the Company to consummate the Transactions.

Section 3.12  Labor Matters.  (a) Section 3.12(a) of the Company Disclosure Letter contains a true and accurate list of all collective bargaining and other labor union contracts to which the Company or any of its Subsidiaries is party or is bound. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no labor disputes, strikes or work stoppages or other controversies against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened, and (ii) each of the Company and its Subsidiaries has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees, and none of the Company and its Subsidiaries is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

Section 3.13  Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy, whether formal or informal, oral or written, contributed to, sponsored or maintained by or with respect to which the Company or any Subsidiary of the Company has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company (such plans, programs, policies, agreements and arrangements, collectively, being the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any compliance issues with respect to any Company Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Company Plan has been established and is being administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other Law.

(d) No Company Plan is a Multiemployer Plan, and neither the Company, its Subsidiaries nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has within the past six years sponsored or contributed to, or has or had any liability or obligation in respect of, any Multiemployer Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Subsidiary of the Company has incurred any liability under Title IV of ERISA that has not been satisfied in full.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption; (ii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Law, rules or regulations; and (iii) no “prohibited transaction” (as such term is defined in Section 406 or ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan.

(h) With respect to each of the Company Plans that is subject to Title IV of ERISA, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(i) No Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any employee or director of the Company or any of its Subsidiaries of any money or other property (other than pursuant to Sections 2.2 or 2.3 of this Agreement); (ii) the provision of any benefits or other rights to any employee or director of the Company or any of its Subsidiaries; or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any employee of the Company or any of its Subsidiaries that could result in the Company’s loss of a deduction under Section 280G of the Code with respect to any such payment, benefit or other right.

(j) Section 3.13(j) of the Company Disclosure Letter sets forth a correct and complete list of each Company Plan that is maintained outside the jurisdiction of the United States or covers any employee of the Company or any of its Subsidiaries residing or working outside the United States (any such Company Plans set forth in Section 3.13(j) of the Company Disclosure Letter, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, except as would not reasonably be expected to have a Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Law of any controlling Governmental Entity; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed in Section 3.13(j) of the Company Disclosure Letter.

Section 3.14  Properties.

(a) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or any Subsidiary of the Company (the “Owned Real Property”).

(b) Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property, other than any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, none of which has, individually or in the aggregate a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon.

(d) The Company has delivered or made available to Parent, (i) with respect to each Owned Real Property, true and complete copies of the vesting deed/s, the most recent title insurance policy, title opinion or other evidence of title held by the owner of such Owned Real Property, all of the title exception documents disclosed therein, and the most recent survey of such Owned Real Property held by such owner; and (ii) with respect to each Leased Real Property, true and complete copies of the applicable lease or sublease, all amendments, extensions, supplements and other modifications thereof, any subordination, non-disturbance and attornment agreement or similar agreement relating thereto, any title insurance policy, title opinion or other evidence of title held by the lessee or sublessee of such Leased Real Property, all of the title exception documents disclosed therein, and any survey of such Leased Real Property held by such lessee or sublessee.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, (i) each lease for the Leased Real Property is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), and (ii) there is no default under any lease for the Leased Property either by the Company or its Subsidiaries or, to the Company’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property in the conduct of the business currently conducted thereon, (i) there are no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Owned Real Property or Leased Real Property.

(g) Except as has not had or would not, individually or in the aggregate a material adverse effect on the continued use or occupancy of the applicable Owned Real Property or Leased Real Property, the plants, buildings, structures and equipment comprising the Owned Real Properties and Leased Real Properties have no material defects, are in such operating condition and repair as is adequate to conduct the business as currently conducted and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their current uses.

Section 3.15  Intellectual Property.  (a) Section 3.15 of the Company Disclosure Letter lists all (i) registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries and material to the Company’s business, and (ii) agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (x) obtains the right to use, or a covenant not to be sued under, any Intellectual Property right or (y) grants the right to use, or a covenant not to be sued under, any Intellectual Property right, and in each case, material to the Company’s business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property required to operate the Company’s business as presently conducted (the “Company Intellectual Property”); (ii) as of the date hereof, the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved; (iii) the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; (iv) to the Company’s Knowledge, no other Person has challenged, violated, misappropriated or infringed any Intellectual Property owned by the Company or one of its Subsidiaries; (v) to the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; and (vi) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.

Section 3.16  Environmental Laws.

(a) (i) Each of the Company and its Subsidiaries complies and has complied, in all material respects, with all applicable Environmental Laws, and each possesses and complies, and has in the past five years complied, in all material respects, with all applicable Environmental Permits required to operate or own its assets and business as it currently does; (ii) there are no, and there have not been any, Materials of Environmental Concern in, at, on, from or under any property currently or formerly owned, leased or operated by the Company, its Subsidiaries or their respective predecessors that have resulted in or are reasonably likely to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Company or any of its Subsidiaries, (iii) neither the Company nor any Subsidiary has received any notification, request for information, citation or order, no complaint has been filed and no penalty has been assessed, in each case, relating to the Company or any Subsidiary and relating to any Environmental Law or Materials of Environmental Concern except, with respect to any such notification, request for information, citation, order, complaint or penalty that would not reasonably be expected to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Company or any of its Subsidiaries, (iv) there are no material liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Company or any of its Subsidiary of any kind whatsoever, arising under or relating to any Environmental Law and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such material liability and (v) no property now or previously owned, leased or operated by the Company or any Subsidiary nor any property to which the Company or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Material of Environmental Concern is listed or, to the Company’s Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA), or on any similar federal, state or foreign list of sites requiring investigation or clean up, which listing or proposed listing would reasonably be expected to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) to the Company or any of its Subsidiaries.

(b) There are no Actions arising under Environmental Laws or relating to Materials of Environmental Concern pending or, to the Company’s Knowledge, threatened against the Company which would reasonably be expected to result in a material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) to the Company or any of its Subsidiaries.

(c) None of the Company, any current or former Subsidiary or any predecessor of any of the foregoing has mined, manufactured, sold, produced, marketed, installed or distributed asbestos or asbestos-containing products of any kind.

(d) Section 3.16(d) of the Company Disclosure Letter contains a true and complete list of all real property or facilities currently or historically owned, leased or operated by the Company or any of its Subsidiaries.

(e) There has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has possession or control in relation to the current or prior business of the Company or any Subsidiary or any property currently or previously owned, leased or operated by the Company or any Subsidiary and relating to any material liability (whether accrued, contingent, absolute, determined, determinable or otherwise) to the Company or any of its Subsidiaries which has not been delivered to Parent prior to the date hereof.

(f) Notwithstanding anything herein to the contrary, there are no liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) or costs of the Company or any of its Subsidiaries of any kind whatsoever, arising under or relating to any Environmental Law (including with respect to any matter disclosed in the Company Disclosure Letter), which liabilities in the aggregate would reasonably be expected to cost in excess of $40,000,000 (treating, for purposes of calculating this aggregate cost, any reserves or insurance as being zero and not existing) to correct, investigate, remove, defend, remediate or otherwise address.

(g) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the only representations and warranties in this Agreement with respect to Environmental Laws or Environmental Permits.

Section 3.17  Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete in all material respects.

(b) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(d) Each of the Company and its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.

(e) There are no Encumbrances for unpaid Taxes on the assets of the Company or the Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(f) There is no Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in respect of any material Tax.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 3.18  Opinion of Financial Advisor.  The Company has received the opinion of Perella Weinberg Partners LP dated the date of this Agreement, to the effect that, as of such date, the Equity Consideration to be received in the Merger by the Company’s shareholders is fair to the Company’s shareholders from a financial point of view. A copy of such opinion has been delivered to Parent and Merger Sub.

Section 3.19  Brokers or Finders.  Except for Perella Weinberg Partners LP and Brown Gibbons Lang & Company, a copy of whose engagement letters have been provided to Parent and Merger Sub prior to the date hereof, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.20  State Takeover Statutes.  No “moratorium,” “fair price,” “control share acquisition” or other similar anti-takeover provisions of Ohio Law or other U.S. state or federal Law are applicable to the Transactions.

Section 3.21  The Company Rights Agreement.  The Company Rights Agreement has been amended to provide that (i) it shall expire immediately prior to the Effective Time, (ii) neither Parent nor any of its Affiliates shall become an Acquiring Person (as defined in the Company Rights Agreement) as a result of the execution of this Agreement or consummation of the Transactions pursuant to the terms of this Agreement and (iii) a Triggering Event (as defined in the Company Rights Agreement) shall not be deemed to have occurred as a result of (x) the consummation of the Merger, (y) the execution of this Agreement, or (z) the consummation of the other Transactions, or any of the foregoing in combination; provided, however, that if for any reason this Agreement is terminated and the Merger is abandoned, then such amendments shall be of no further force and effect and the Company Rights Agreement will remain exactly the same as it existed immediately prior to the execution of the amendment to the Company Rights Agreement effecting such amendments.

Section 3.22  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated March 23, 2007, between the Company and Parent (the “Confidentiality Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2  Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3  Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, (ii) the HSR Act and (iii) the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) contravene or conflict with or result in any breach of any provision of the respective Articles of Incorporation, Code of Regulations or other similar organizational documents of Parent or Merger Sub, (b) require any filing with or any other action by or in respect of, or permit, authorization, consent or approval of, any Governmental Entity, (c) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit to which Parent or Merger Sub is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, approval, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound, (d) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub or (e) contravene, conflict with or violate or breach any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c), (d) or (e)where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4  Ownership of Common Stock.  Parent, Merger Sub and Parent Affiliates collectively own as of the date of this Agreement and collectively will own as of the record date of the Special Meeting (as may be changed by the Company) less than five percent of the Common Stock. For purposes of this Section 4.4, “Parent Affiliates” means any individuals, joint ventures, estates, trusts, partnerships or corporations, which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, Parent or Merger Sub, together with their officers and directors and any beneficial owners, directly or indirectly, of ten percent or more of any class of equity securities of Parent or Merger Sub or their affiliates.

Section 4.5  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6  Financing.  Parent and Merger Sub will have at the Effective Time sufficient cash, available lines of credit or other sources of immediately available funds available to finance the aggregate Merger Consideration pursuant to this Agreement.

Section 4.7  No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8  Disclaimer of Warranties.  Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III, and Parent and Merger Sub further agree that the Company shall not have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including, without limitation, the “Information,” as defined in the Confidentiality Agreement, except to the extent expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1  Interim Operations of the Company.  From and after the date hereof, except (a) as expressly contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld or delayed:

(i) the Company shall, and shall cause its Subsidiaries to, conduct business only in the ordinary course of business consistent with past practice and use its reasonable best efforts to (A) preserve its business organization, (B) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (C) keep available the services of its directors, officers and employees and (D) preserve intact and maintain its existing relations with its customers, suppliers, employees, creditors and others having material business relationships with it;

(ii) the Company will not (and will not permit any Subsidiary to) amend its (or their) Amended Articles of Incorporation or Amended Code of Regulations or any similar governing documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property or otherwise with respect to its capital stock or other securities; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any Company Securities, other than Shares reserved for issuance pursuant to the Company Rights Agreement in accordance with the terms thereof or Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement, (C) split, combine or reclassify, or amend the terms of, the outstanding Shares or any outstanding capital stock or other securities of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any Company Securities;

(iv) except as required under the terms of any Company Plan, the Company and its Subsidiaries will not (A) make any change in the compensation or fringe benefits payable or to become payable to any of its officers, directors, employees, agents, consultants (other than general increases in wages to employees who are not officers, directors or Affiliates of the Company in the ordinary course of business consistent with past practice) or Persons providing management services, (B) enter into or amend any employment, severance, consulting, termination or other agreement or Company Plan or (C) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise;

(v) except as required under the terms of any Company Plan, the Company and its Subsidiaries will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate of the Company or any of its Subsidiaries, whether past or present, (B) pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of the Company or any of its Subsidiaries, whether past or present, of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant of the Company or any of its Subsidiaries, whether past or present;

(vi) neither the Company nor any of its Subsidiaries will (A) create, incur, assume, or suffer to exist any Indebtedness other than current trade payables in the ordinary course of business consistent with past practices, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than investments or contributions in wholly owned Subsidiaries in the ordinary course of business and in amount and on terms consistent with past practices);

(vii) neither the Company nor any of its Subsidiaries will (A) enter into, amend or modify in any material respect or terminate any lease or sublease for real property or any Material Contract or any contract that would be a Material Contact if entered into prior to the date hereof other than with respect to any agreement that is or would have been a Material Contract pursuant to clauses (vi) or (viii) of Section 3.9 in the ordinary course consistent with past practices or (B) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(viii) neither the Company nor any of its Subsidiaries will settle, or offer or propose to settle, (A) any material Action involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any Action that relates to the Transactions;

(ix) neither the Company nor any of its Subsidiaries will make or authorize any capital expenditure;

(x) neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(xi) neither the Company nor any of its Subsidiaries will (A) change any material tax election, (B) change any of the accounting methods or accounting principles or practices used by it unless required by GAAP or Law, (C) settle or enter into any closing agreement with respect to any material Tax claim or assessment or (D) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

(xii) neither the Company nor any of its Subsidiaries will adopt (A) a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, securities, properties, interests or businesses, other than, in either case, supplies and inventory in the ordinary course of business and consistent with past practice;

(xiii) neither the Company nor any of its Subsidiaries will willfully take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time; and

(xiv) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2  No Solicitation by the Company.

(a) From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, attorney, accountant or other agent or advisor or representative (collectively, the “Representatives”) of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or take any action to encourage or facilitate the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, (iii) other than informing persons of the existence of this Section 5.2, enter into or participate in any discussions or negotiations with, provide any information regarding the Company or its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with or assist, any third party that that is seeking to make or has made a Company Takeover Proposal or (iv) grant any waiver or release under any standstill or similar agreement, or under the Company Rights Plan, with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that prior to the receipt of Shareholder Approval, in response to a bona fide written Company Takeover Proposal made after the date hereof that was not solicited by the Company, any of its Subsidiary or any Representative of the Company or its Subsidiaries, if the Company Board determines in good faith after consultation with outside legal counsel and its financial advisor, that (A) such Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal, and (B) failing to take any such action would be inconsistent with the fiduciary duties of the Company Board, the Company and the Representatives of the Company may (after entering into an Acceptable

Confidentiality Agreement) provide any non-public information regarding the Company to the third party making such Company Takeover Proposal (provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party) or engage in any negotiations or substantive discussions with such Person regarding such Company Takeover Proposal. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company, with any parties conducted heretofore with respect to any of the foregoing and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company, its Subsidiaries or any of their respective Representatives to return or destroy all such information.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (the actions set forth in clauses (i) and (ii), an “Adverse Recommendation Change” ). Notwithstanding the foregoing, at any time after the date hereof and prior to the Shareholder Approval, in response to a Company Superior Proposal made after the date hereof which was not solicited by the Company, any of its Subsidiaries, or any of their Representatives, the Company Board may (x) terminate this Agreement pursuant to and subject to compliance with Section 8.1(c)(i) and cause the Company to enter into an agreement with respect to such Company Superior Proposal, and/or (y) make an Adverse Recommendation Change, but only if, in the case of clauses (x) and (y), (1) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that failing to take any such action would be inconsistent with the fiduciary duties of the Company Board, (2) the Company shall have provided Parent with written notice at least four Business Days before making an Adverse Recommendation Change or terminating this Agreement and attaching the most current version of all relevant proposed transaction agreements and other material documents (and a description of all material terms and conditions thereof (including the identity of the party making such Company Superior Proposal), (3) the Company causes its financial and legal advisors to, during such four Business Day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Company Superior Proposal, and (4) Parent does not make, during such four Business Day period, an offer that is at least as favorable in the aggregate to the shareholder of the Company as such Company Superior Proposal. In the event of any material revisions to the applicable Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 5.2(b) with respect to such new written notice (to the extent so required), except that the Notice Period shall be reduced to three Business Days.

(c) The Company shall promptly (and in no event later than two business days) advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the material terms of and the identity of the Person making any such Company Takeover Proposal, and shall keep Parent reasonably informed, on a current basis, of any changes thereto. The Company shall promptly advise Parent orally and in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party.

(d) Nothing contained in this Section 5.2 or in Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside legal counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Board Recommendation.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement information reasonably requested by the Company. The Company shall promptly furnish the preliminary Proxy Statement and the definitive Proxy Statement, and any amendments or supplements thereto, to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Proxy Statement, or amendment or supplement thereto, prior to filing with the SEC, and the Company shall consider in good faith all comments of Parent in connection therewith. In addition, the Company will provide Merger Sub and its counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case, as and to the extent required by applicable federal securities Laws.

Section 6.2  Shareholders Meeting.

(a) The Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement, (ii) use its reasonable best efforts to obtain the Shareholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

Section 6.3  Commercially Reasonable Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) using commercially reasonable efforts necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use its commercially reasonable efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from (i) any Governmental Entity regarding any of the Transactions or (ii) any Person alleging that the consent of such Person may be required in connection with the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits, authorizations or approvals issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers.

(c) In furtherance and not in limitation of the foregoing, the Company and Parent shall as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, file notifications under the HSR Act and to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests. Each of Parent and the Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d). Notwithstanding anything to the contrary in this Agreement, the parties hereto understand and agree that commercially reasonable efforts of any party hereto shall not require, and no other provision in this Agreement shall be construed as requiring, (i) the entry into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), granting a license, or taking any other action (or otherwise agreeing to do any of the foregoing ) with respect to any of Parent’s, the Company’s, or the Surviving Corporation’s subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

Section 6.4  Notification of Certain Matters.   Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or any condition to the Merger to be unsatisfied on the Effective Time and

(b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 or Section 6.3(b) shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5  Access; Confidentiality.   Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (i) provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, such information and access to its offices, properties, employees and books and records (including, without limitation, for the purposes of conducting Phase I or Phase II environmental site assessments or other environmental investigations; provided, Parent shall not conduct Phase II investigations at the Company’s facility in Kent, Ohio) with respect to, or access to the offices, properties, books and records of, the Company and its Subsidiaries or their respective businesses, financial condition and operations as Parent shall reasonably request and (ii) instruct its and its Subsidiaries employees, counsel, financial advisors, auditors and other representatives to cooperate with Parent in its investigation. Parent shall, and shall cause Parent’s Affiliates and Representatives to hold any non-public information received from the other, directly or indirectly, in accordance with the Confidentiality Agreement. The Company shall and shall cause its Subsidiaries to make available to Parent all written environmental investigations, studies, audits, tests, reviews or other analyses in their possession or control relating to the current or prior business of the Company or any Subsidiary or any property currently or previously owned, leased or operated by the Company or any Subsidiary upon Parent’s request for the same.

Section 6.6  Publicity.   So long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 6.7  Indemnification; Directors’ and Officers’ Insurance.

(a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under Ohio Law, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was serving at the request of the Company or its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed).

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide, for a period of not less than six years after the Effective Time, the Company’s current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300 percent of the aggregate annual premiums paid by the Company for such insurance in 2007, through the date of this Agreement on an annualized basis (the “D&O Premium”), but in such case shall purchase as much of such coverage as possible for such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation may purchase “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above and such purchases do not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

(c) The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended Code of Regulations of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

(d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Amended Articles of Incorporation and Amended Code of Regulations (or other governing documents) of the Company or any of its Subsidiaries, under Ohio Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries provided to Parent prior to the date hereof. The rights of each Indemnified Party under this Section 6.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e) In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8  Merger Sub Compliance.   Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9  Employee Matters.

(a) Benefits.   From and after the Effective Time and until the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its other Subsidiaries to, maintain in effect Parent Plans which provide benefits which are not less favorable in the aggregate to the benefits provided by the Company Plans other than any Company Plans that are equity compensation plans or arrangements.

(b) Eligibility.   With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary’s) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan.

(c) Employees Subject to Collective Bargaining.   Notwithstanding anything to the contrary herein, the provisions of this Section 6.9 shall not apply with respect to the terms and conditions of employment or compensation or employee benefits of any employees of the Company, Parent and any of their Subsidiaries who are represented by labor unions or similar collective bargaining entities, which will be governed by the applicable collective bargaining agreements.

(d) No Third Party Beneficiaries.   This Section 6.9 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Regardless of anything else contained herein, the parties hereto do not intend for this Agreement to amend any Company Plans, Parent Plans or arrangements or create any rights or obligations except between the parties to this Agreement.

Section 6.10  Repayment of Indebtedness.

(a) On or immediately prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administration agent under the Third Amended and Restated Credit Agreement dated as of November 20, 2006 among the Company, the lenders, National City Bank and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, LaSalle Bank National Association, as Documentation Agent and Bank of Montreal, as Administrative Agent and releases for any liens thereunder.

(b) Prior to Closing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, cooperate and take such actions that Parent may reasonably request in connection with (i) the Company’s industrial development revenue bonds and/or (ii) the substitution or replacement of the letters of credit related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval.   The Merger and this Agreement shall have been adopted by the requisite vote of the holders of the Shares (the “Shareholder Approval”).

(b) HSR Act.   The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints.   No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Parent of the following conditions:

(a) Representations and Warranties.   The representations and warranties of the Company set forth in (i) Sections 3.1, 3.2, 3.4, 3.16(f), 3.18, 3.19, 3.20 and 3.21, shall be true and correct as of the date of this agreement and as of the Effective Time as if made at and as of such time and (ii) Article III, other than those to which clause (i) above applies, shall be true and correct (disregarding for purposes of this Section 7.2(a) any materiality or Material Adverse Effect qualification contained therein) as of the Effective Time as though made at and as of such time (or, if made as of a specific date, at and as of such date), except in the case of this clause (ii) where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company.   The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.   The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) There shall not have been instituted or pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the other Transactions, (ii) seeking to restrain or prohibit Parent’s, Merger Sub’s or any of Parent’s other Affiliates’ (x) ability effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders or (y) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Subsidiaries, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company, any of the Company’s Subsidiaries, Parent or any of its Subsidiaries or (iv) that otherwise would reasonably be expected to have a Material Adverse Effect.

(e) There shall not have occurred or been discovered any change, event, occurrence or development which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 7.3  Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate.   Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4  Frustration of Closing Conditions.   Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1  Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before January 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, either of the conditions to the Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to April 30, 2008, and such date shall become the Outside Date for purposes of this Agreement;

(ii) a Restraint which, in the case of an Order, is final and nonappealable, shall have been issued or come into effect restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its commercially reasonable efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained.

(c) by the Company, if prior to receipt of the Shareholder Approval:

(i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Company Superior Proposal, provided, that concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 8.2(b); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.3(c) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date.

(d) by Parent, if:

(i) (A) the Company Board shall have made an Adverse Recommendation Change or (B) the Company shall have willfully and materially breached (directly or indirectly through any Subsidiary or Representative) Section 5.2 or Section 6.2(a); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(c) not to be satisfied, and such condition is incapable of being satisfied by the Outside Date.

Section 8.2  Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach; provided, however, further, that the provisions of Section 6.6, this Section 8.2, Article IX (other than Section 9.11) and Article X of this Agreement and the provisions of the Confidentiality Agreement shall survive such termination.

(b) If this Agreement is terminated by Parent pursuant to the provisions of Section 8.1(d)(i) or by the Company pursuant to the provisions of Section 8.1(c)(i) the Company will pay to Parent a fee equal to $15 million (the “Termination Fee”) in immediately available funds concurrently with such termination.

(c) If this Agreement is terminated by the Company or Parent pursuant to the provisions of Section 8.1(b)(iii) but (in the case of this Section 8.2(c)) only if (A) prior to the Special Meeting a bona fide Company Takeover Proposal shall have been made to the Company or shall have been made directly to the holders of any class of capital stock of the Company generally or shall have otherwise become publicly known and shall not have been withdrawn prior to the time of the Special Meeting and (B) within 12 months following the date of such termination, (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (2) a third party, directly or indirectly, acquires in one or more related transactions more than 50% of the consolidated assets of the Company; (3) a third party, directly or indirectly, acquires in one or more related transactions more than 50% of the outstanding Shares or voting Securities of one or more of the Company’s Subsidiaries whose net revenue, net income or assets, individually or in the aggregate, constitute 50% or more of the consolidated net revenue, net income or assets, as applicable, of the Company; or (4) the Company or any of its Subsidiaries shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (1) through (3) then, in each case, the Company shall pay the Company Termination Fee (less the amount of any Parent Expenses previously paid) to Parent as promptly as reasonably practicable (and in any event within two business days of the applicable event described in clauses (1) through (4) hereof), payable by wire transfer of same day funds.

(d) If this Agreement is terminated by Parent or the Company pursuant to the provisions of Section 8.1(b)(iii) (or could have been terminated under such section) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.2(c), then the Company shall pay as directed by Parent in writing as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the Transactions, which amount shall not be greater than $5 million (“Parent Expenses”); provided, that the existence of circumstances which could require the Termination Fee subsequently to become payable pursuant to Section 8.2(c) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.2(d); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.2(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(c) except to the extent indicated in such Section 8.2(c).

(e) If this Agreement is terminated by Parent or the Company pursuant to the second proviso to Section 8.1(b)(i) or, with respect to a Restraint arising under applicable Antitrust Laws, Section 8.1(b)(ii) and at the time of any such termination (i) all of the conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied except for any of the conditions set forth in Section 7.1(b), Section 7.1(c) (with respect to a Restraint arising under applicable Antitrust Laws), or Section 7.2(e) (with respect to any action or proceeding under applicable Antitrust Laws) and (ii) the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement, then Parent shall promptly, but in no event later than two business days after the date of such termination, pay the Company a fee of $4 million in immediately available funds to an account designated in writing to Parent by the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification.   Subject to applicable Law, this Agreement may be amended, modified, waived or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company and Merger Sub contemplated by this Agreement, by written agreement of the parties to this Agreement, by action taken by their respective boards of directors or equivalent governing bodies, at any time prior to the Effective Time with respect to any of the terms contained in this Agreement; provided, however, that after Shareholder Approval, no such amendment, modification or supplement, shall make any change that would require shareholder approval under Ohio Law, without the further approval of the Company’s shareholders.

Section 9.2  Non-survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3  Expenses.   Except as otherwise provided herein, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4  Notices.   All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission (which is electronically confirmed), mailed by first class registered or certified mail, postage prepaid or sent by a nationally recognized overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 38125
Attention: Chairman and CEO
Telephone No.: (901) 252-1324
Facsimile No.: (901) 252-5249

with a copy to:

Thomas & Betts Corporation
8155 T&B Blvd.
Memphis, TN 38125
Attention: Vice President — General Counsel
Telephone No.: (901) 252-1475
Facsimile No.: (901) 252-5877

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Paul R. Kingsley, Esq.
           Michael K. Davis, Esq.
Telephone No.: 212-450-4000
Facsimile No.: 212-450-3800

(b) if to the Company, to:
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122
Attention: Michael J. Merriman, Jr., Chief Executive Officer
Telephone No.: (216) 464-3400
Facsimile No.: (216) 464-1455

with a copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Christopher J. Hewitt, Esq.
Telephone No.: (216) 586-3939
Facsimile No.: (216) 579-0212

Section 9.5  Counterparts.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.6  Entire Agreement; No Third Party Beneficiaries.   This Agreement (including the schedules and annexes to this Agreement) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) other than as provided in Section 6.7 is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 9.7  Severability.   Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8  Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger and any other matters governed by Ohio Law, with respect to which Ohio Law shall apply) without giving effect to the principles of conflicts of law of the Laws of the State of Delaware.

Section 9.9  Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10  Consent to Jurisdiction.

(a) Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive personal jurisdiction of the state and federal courts of the State of Delaware (and the appropriate appellate courts therefrom) in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to or based on this Agreement or any of the Transactions in any other court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11  Specific Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or an Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1  Cross References.   Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section

Adverse Recommendation Change	5.2(b)
Agreement	Preamble
Antitrust Laws	6.3(d)
Certificate	2.1(a)
Closing	1.2
Closing Date	1.2
Code	3.13(c)
Common Stock	Recitals
Company	Preamble
Company Agreements	3.3
Company Board	2.3
Company Board Recommendation	3.2(c)
Company Disclosure Letter	Article III Preamble
Company Intellectual Property	3.15(b)
Company Permits	3.8
Company Plans	3.13(a)
Company Rights Agreement	3.4(a)
Company SEC Documents	3.5(a)
Company Securities	3.4(a)
Confidentiality Agreement	3.22
Controlled Group	3.13(d)
D&O Insurance	6.7(b)
D&O Premium	6.7(b)
Dissenting Shares	2.4(a)
Effective Time	1.3
Financial Statements	3.5(a)
Foreign Benefit Plans	3.13(j)
GAAP	3.5(a)
Governmental Entity	3.3
HSR Act	3.3
Indemnified Parties	6.7(a)
internal controls	3.5(c)
IRS	3.13(b)
Leased Real Property	3.14(b)
Material Contracts	3.9(b)
Merger	1.1
Merger Consideration	2.1(a)

Defined Term	Section

Merger Sub	Preamble
Multiemployer Plan	3.13(a)
Options	2.3(a)
Outside Date	8.1(b)(i)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Affiliates	4.4
Parent Expense	Section 8.2(d)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Preference Stock	3.4(a)
Preferred Stock	3.4(a)
Proxy Statement	3.10
Representatives	5.2(a)
Restraints	7.1(c)
Restricted Share	2.3(b)
SAR	2.3(a)
Securities Act	3.5(a)
Shareholder Approval	7.1(a)
Shares	Recitals
Special Meeting	6.2(a)
Surviving Corporation	1.1
Termination Fee	8.2(b)
Transactions	2.2(a)
Uncertificated Share	2.1(a)

Section 10.2  Certain Terms Defined.   The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms (including, for the avoidance of doubt, a standstill provision) no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any claim, action, arbitration, suit, proceeding or investigation by or before any Governmental Entity or arbitrator.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive Order to close.

“Company Superior Proposal” means a bona fide unsolicited written Company Takeover Proposal (which definition shall be read, for this purpose, without the word “inquiry”), for at least a majority of the outstanding Shares or 50% or more of the consolidated assets of the Company and for which the financing, if a cash transaction (whether in whole or in part) is then fully committed, that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor and taking into account all legal, financial and regulatory and other aspects of the Company Takeover Proposal (including, among other things, any termination fees, expense reimbursement and conditions to closing), the person making the Company Takeover Proposal and all relevant material terms of such Company Takeover Proposal, this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover

Proposal), is more favorable from a financial point of view to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, share exchange, reorganization, recapitalization, liquidation, dissolution business combination or other similar transaction involving the Company or any of its Subsidiaries (in the case of its Subsidiaries, only to the extent such subsidiaries represent more than 20% of the consolidated assets of the Company), (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Common Stock or other voting securities of the Company, (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or its Subsidiaries representing more than 20% of the consolidated assets of the Company, in each case, other than the transactions contemplated by this Agreement, or (iv) any inquiry, proposal or offer in relation to any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws, permits or agreements with any Person relating to the environment, including the ambient air, soil, surface water or groundwater, relating to the effect of the environment on human health or relating to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, registrations, franchises, certificates, approvals and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“Indebtedness” of any Person means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business of business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property and (f) all guarantee obligations.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) moral and economic rights of authors and inventors, (vii) publicity rights and privacy rights and (viii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” means (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry of the following executive officers of the Company: Michael J. Merriman, Jr., James J. Abel, Lori L. Spencer, Donald A. Gutierrez, Norman E. Sutterer, Carl O. Brondel, Eileen E. Clancy, Andrew J. Patterson and James A. Rajecki.

“Law” means any federal, state, local, provincial, municipal or foreign law (including common law), statute, code, ordinance, decree, order, judgment, treaty, requirement, injunction, judicial decisions, regulation, rule or other similar requirement of any Governmental Entity.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than to the extent resulting from (A) general changes in the industries in which the Company and its Subsidiaries operate, (B) changes in general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Shares (it being understood that any fact, development, event, circumstance or change underlying such fluctuations may constitute or contribute to a Material Adverse Effect)), (C) changes that can be shown to be proximately caused by the negotiation, execution or the announcement of this Agreement, or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, or employees, (D) acts of war, insurrection, sabotage or terrorism, (E) changes in GAAP or the accounting rules or regulations of the SEC, (F) the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the Transactions or (G) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that any fact, development, event, circumstance or change underlying such failure may constitute or contribute to a Material Adverse Effect), so long as, in the case of clauses (A), (B), (D), or (E), the effects on the Company and its Subsidiaries is not disproportionate to that on other companies in the industries in which the Company and its Subsidiaries operate) or (ii) the ability of the Company to timely perform its obligations under this Agreement or consummate the Transactions.

“Materials of Environmental Concern” means any pollutant, contaminant, waste or chemical or any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the federal Resource Conservation and Recovery Act, each, as amended, including, without limitation, asbestos and asbestos-containing materials.

“Ohio Law” means the Ohio General Corporation Law.

“Order” means any order, judgment, ruling, determination, injunction, assessment, award, decree, writ or other similar requirement of any Governmental Entity.

“Parent Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any Multiemployer Plan) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (i) through (v), appropriate reserves for the matters referred to in said clauses as required pursuant to GAAP have been established on the most recent financial statements included in the Company SEC Documents; and provided, further, that in the case of clauses (v) through (x), none of the matters referred to in said clauses, individually or in the aggregate, materially adversely affect the continued use or occupancy of the property to which they relate in the conduct of the business currently conducted thereon, (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (xii) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Related Party” means (A) any director or officer of the Company or any of its Subsidiaries, (B) any record or beneficial owner of 5% or more of the voting securities of the Company or (C) any Affiliate, “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director, officer or owner.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Stock Plans” means, collectively, the Company’s 1988 Incentive Equity Performance Plan (as amended and restated as of February 26, 1998 and as amended as of January 1, 2000 and as of October 19, 2000), 1998 Incentive Equity Plan (as amended and restated as of April 30, 2004), 1998 Incentive Equity Plan (as amended and restated as of April 28, 2006), Nonemployee Directors Stock Option Plan (as amended and restated as of July 19, 2001), Deferred Compensation Plan for Non-Employee Directors (as amended and restated as of April 30, 2004), Deferred Compensation Plan for Executive Officers (as amended and restated as of October 18, 2001) and Nonqualified Deferred Compensation Plan (Post-2004) (as amended as of February 15, 2007).

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar Laws and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.3  Other Definitional and Interpretative Provisions.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

THOMAS & BETTS CORPORATION

By:	/s/ Dominic J. Pileggi

Name: Dominic J. Pileggi Title:	Chairman & CEO

T&B ACQUISITION II CORP.

By:	/s/ Dominic J. Pileggi

Name: Dominic J. Pileggi Title:	President

THE LAMSON & SESSIONS CO.

By:	/s/ Michael J. Merriman, Jr.

Name: Michael J. Merriman, Jr. Title:	President and Chief Executive Officer

ANNEX B

PERELLA WEINBERG PARTNERS LP
767 FIFTH AVENUE
NEW YORK, NY 10153
PHONE: 212-287-3200
FAX: 212-287-3201

CONFIDENTIAL

August 15, 2007

The Board of Directors
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122-7313

Members of the Board of Directors:

We understand that The Lamson & Sessions Co., an Ohio corporation (the “Company”), is considering a transaction whereby Thomas & Betts Corporation, a Tennessee corporation (“Parent”), will effect a merger involving the Company. Pursuant to an Agreement and Plan of Merger, draft dated as of August 14, 2007 (the “Merger Agreement”), among Parent, the Company and T&B Acquisition II Corp., an Ohio corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company shall become a wholly owned subsidiary of Parent and each outstanding share of Common Stock of the Company, without par value (the “Shares”) (other than certain Shares specified in the Merger Agreement), will be converted into the right to receive $27.00 in cash. In addition, the Merger Agreement permits the Company to make, and the Company intends to make, a one-time dividend payment of $0.30 per Share in cash in connection with the closing of the Merger (the “Dividend Payment”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of the Shares (other than Parent and any of its affiliates) of the $27.00 per Share in cash, taken together with the Dividend Payment, to be received by such holders of the Shares in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1. reviewed certain publicly available financial statements and other business and financial information of the Company;

2. reviewed certain internal financial statements and other financial and operating data relating to the business and financial prospects of the Company, including a standalone business plan and estimates and financial forecasts of the Company prepared by its management, that were provided to us by or on behalf of the Company and not publicly available;

3. discussed the past and current operations, financial condition and financial prospects of the Company with senior executives of the Company;

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4. compared the financial performance of the Company with that of certain publicly-traded companies and their securities which we believe to be generally relevant;

5. compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

6. reviewed the reported price and trading activity for the Shares;

7. reviewed the draft dated August 14, 2007 of the Merger Agreement; and

8. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of fact. With respect to the management standalone business plan and the financial forecasts and estimates referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management as to the matters contained therein. However, for purposes of our analysis, with your consent, we evaluated management’s estimates of the future unlevered free cash flows of the Company assuming margins consistent with historical margins and management has agreed with the appropriateness of the use of such margins in performing our analysis in addition to those contained in such forecasts and estimates referred to above. Additionally, we discussed with management and the Board of Directors of the Company the risks and uncertainties relating to the achievability of such management standalone business plan and financial forecasts and estimates. In arriving at our opinion, we also have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

We have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement or the form of the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the draft Merger Agreement reviewed by us, without material modification, waiver or delay, and that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have reviewed. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities (or related derivative securities) or senior loans of the Company or Parent.

It is understood that this letter is for the information and assistance of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of the Shares as to how such holder of the Shares should vote or otherwise act with respect to the proposed Merger or any other matter. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. We express no opinion as to the fairness of the Merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of the Company.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the $27.00 per Share in cash, taken together with the Dividend Payment, to be received by the holders of the Shares (other than Parent or any of its affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

PERELLA WEINBERG PARTNERS LP

ANNEX C

Dissenters’ Rights under Sections 1701.84 and 1701.85 of the Ohio Revised Code

1701.84 Dissenting shareholders entitled to relief.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(F) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

1701.85 Dissenting shareholders — compliance with section — fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(5) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger , consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving , new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

V o t e  b y  T e l e p h o n e
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
V o t e  b y  I n t e r n e t
Have your proxy card available when you access the Web site http://www.cesvote.com and follow the simple instructions to record your vote.
V o t e  b y  M a i l
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Web site and
Cast your vote:
http://www.cesvote.com

Vote by Mail
Return your proxy
in the Postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on October 23, 2007 to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

è

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing.ê

25701 Science Park Drive
Cleveland, Ohio 44122
The undersigned hereby appoints James J. Abel and Lori L. Spencer, and each of them, as proxies, each with the power to appoint a substitute. The undersigned hereby authorizes the proxies to represent and to vote, as designated on the reverse side, all the Common Shares of The Lamson & Sessions Co. held of record by the undersigned on September 24, 2007, at the Special Meeting of Shareholders to be held on October 24, 2007 or any postponement(s), adjournment(s) or rescheduling(s) thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.

Signature(s)

Signature(s)

Date:	, 2007

Please sign exactly as name appears. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If a corporation, please sign in corporate name by authorized officer and give title. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE

ê Please fold and detach card at perforation before mailing.ê

Lamson & Sessions	Proxy

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made with respect to a proposal, this proxy will be voted FOR the proposal or proposals for which no direction is made.
1.	Adoption of the Agreement and Plan of Merger, dated as of August 15, 2007, among The Lamson & Sessions Co., Thomas & Betts Corporation and T&B Acquisition II Corp.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Approval of adjournment or postponement of the Special Meeting, if deemed necessary or appropriate by the proxy holders, including, if necessary, to permit further solicitation of proxies.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)